EXHIBIT 10.1

AMENDED AND RESTATED AFFINITY CARD AGREEMENT AND

ACCOUNTS OWNERSHIP AND ADMINISTRATION

AGREEMENT

Dated as of December 5, 2005

by and among

COLUMBUS BANK AND TRUST COMPANY

as Accounts Owner,

COMPUCREDIT CORPORATION

as Servicer and as a Receivables Purchaser in certain respects

and

COMPUCREDIT ACQUISITION CORPORATION

as a Receivables Purchaser in certain respects

and, solely for purposes of
Section 15.02(c), Section 15.02(e), Section 15.02(g) and Section 15.02(h)

SYNOVUS FINANCIAL CORP.

This AMENDED AND RESTATED AFFINITY CARD PROGRAM AGREEMENT AND ACCOUNTS OWNERSHIP AND ADMINISTRATION AGREEMENT (this “Agreement”) dated as of December 5, 2005 (the “Effective Date”), is by and among COLUMBUS BANK AND TRUST COMPANY, a state-chartered bank organized under the laws of Georgia (“Accounts Owner”), COMPUCREDIT CORPORATION, a Georgia corporation (“CCRT”), as a receivables purchaser and as servicer and COMPUCREDIT ACQUISITION CORPORATION, a Nevada corporation (“CAC” and together with CCRT, the “Receivables Purchaser”).  As used herein, “Party” shall mean Accounts Owner, CCRT or CAC, as applicable, and “Parties” shall mean Accounts Owner, CCRT, and CAC.  Synovus Financial Corp. is a party hereto solely for purposes of Section 15.02(c), Section 15.02(e), Section 15.02(g) and Section 15.02(h).

W I T N E S S E T H:

WHEREAS, pursuant to an Affinity Card Agreement dated as of January 6, 1997, as amended through the date hereof (the “Original Affinity Agreement”), the Parties established a relationship whereby Accounts Owner issued certain credit cards to customers.

WHEREAS, pursuant to a Facilities Management Agreement dated as of August 1, 1998, as amended through the date hereof (the “Original Facilities Agreement”), the Accounts Owner and CCRT established certain terms for the servicing of the credit card accounts covered by the Original Affinity Agreement.

WHEREAS, the Parties desire to amend and restate in its entirety the Original Affinity Agreement pursuant to the terms hereof, whereby, among other things, Accounts Owner shall own the Accounts, issue credit cards related to the Accounts, and perform certain services relating thereto, and CCRT and CAC shall own certain rights with respect to the Accounts and Receivables and shall have certain obligations with respect thereto.

WHEREAS, the Parties desire to terminate the Original Facilities Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants made by the Parties herein, and for which good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Accounts Owner, CCRT and CAC hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.                                                     Definitions.

“Accounts” shall mean Acquired Accounts and Originated Accounts.

“Accounts Owner” shall have the meaning set forth in the Preamble.

“Accounts Owner Compliance Officer” shall have the meaning set forth in Section 3.11.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the purposes of this definition, “control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “common control” and “controlled” have meanings correlative to the foregoing.

“Affinity Amendments” shall have the meaning set forth in Section 2.01.

“Aggregate Retained Amount” shall mean an aggregate amount of one million dollars ($1,000,000.00) in principal amount of Acquired Account Receivables and Originated Account Receivables.

“Agreement” shall have the meaning set forth in the Preamble, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Acquired Account” shall mean an account acquired by Accounts Owner pursuant to a written purchase agreement entered into by Accounts Owner and incorporated into the Program, any and all documents, Books and Records pertaining thereto.

“Acquired Account Receivables” shall mean the net outstanding book principal balances of purchases and cash advances made on the Acquired Accounts, together with all other amounts payable by Cardholders on the Acquired Accounts, including fees and finance charges.

“Aspire Card” shall mean a Visa Credit Card bearing the name or logo “Aspire” on the front thereof.

“Bankruptcy Event” shall have the meaning set forth in Section 13.01(b).

“Benefits” shall mean those benefits provided to Cardholders pursuant to a Benefits Agreement.

“Benefits Agreement” shall mean and include (i) all agreements with Cardholders to provide benefits or enhancements to the Accounts or Credit Cards, where such Benefits are provided by third-party vendors, excluding Visa, who provide benefits and services through direct arrangement with Accounts Owner or CCRT in connection with the Accounts, including providers of credit insurance, purchase protection insurance, travel accident insurance or credit card registration services, (ii) all agreements, contracts and arrangements between Accounts Owner or its Affiliates and a Cardholder to offer any debt waiver, suspension or cancellation product to a Cardholder, including, any credit protection program, and (iii) any other benefits whatsoever and by whomever offered to Cardholders or prospective Cardholders (other than the credit feature of the Credit Card itself).

“Books and Records” shall mean the following books and records in the possession or under the control of a Party, to the extent relating to the Accounts: applications for Accounts, periodic statements, credit and collection files, file maintenance data, credit agreements, disclosure statements, credit information files, credit card slips, receipts and  correspondence, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form whether segregated by Cardholder identity or by document or record type and any other records necessary to evidence ownership, service, administer or enforce the Accounts.  Books and Records shall not include a Party’s general corporate financial and other records, income tax returns or other corporate records not specifically relating to the Accounts or which relate to the Accounts and other accounts with respect to which information relating to the Accounts cannot reasonably be extracted.

“Business Continuity and Recovery Standards” shall have the meaning set forth in Exhibit E.

“Business Day” shall mean a day that Accounts Owner is open for business and excluding Saturdays, Sundays and legal holidays.

“CC Names” has the meaning given to it in Section 4.13(a).

“Cardholder” shall mean an individual in whose name an Account is established.

“Cardholder Agreement” shall mean an agreement between Accounts Owner and a Cardholder for the extension of credit in connection with an Account.

“Cardholder List” shall mean any list (whether in written or other form) containing the names, addresses and/or telephone numbers of Cardholders that exists by reason of those persons being Cardholders.

“CB&T Marks” shall have the meaning set forth in Section 9.01.

“CCRT Marks” shall have the meaning set forth in Section 9.03(a).

“Cessation Date” shall have the meaning set forth in Section 4.12(a).

“Compliance Counsel” shall have the meaning set forth in Section 3.12.

“Compliance Plan” shall mean the Compliance Plan for the Program as set forth in Exhibit B.

“CompuCredit Compliance Officer” shall have the meaning set forth in Section 3.11.

“CompuCredit Marks” shall have the meaning set forth in Section 9.02(a).

“Confidential Information” shall have the meaning set forth in Section 10.01(a).

“Consultation” shall have the meaning set forth in Section 3.08(b).

“Core Portfolio” shall have the meaning set forth in Section 3.16(a).

“Covered Loss” shall have the meaning set forth in Section 15.01(b).

“Credit Card” shall mean each Aspire Card and all other credit cards issued to a Cardholder pursuant to a Cardholder Agreement.

“Credit Criteria” shall have the meaning set forth in Section 3.01.

“Debt Waiver Program” shall mean the debt cancellation, debt suspension, debt waiver or similar terms offered to Cardholder in accordance with Section 3.16 of this Agreement.

“Deposit” shall have the meaning set forth in Section 6.01.

“Disclosing Party” shall have the meaning set forth in Section 10.02.

“Effective Date” has the meaning set forth in the Preamble.

“Event of Default” shall have the meaning set forth in Section 13.01.

“Force Majeure Event” shall mean an event beyond the reasonable control of a Party including acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, nuclear disaster or riot.

“GLBA” shall mean Title V of the Gramm-Leach-Bliley Financial Modernization Act of 1999 (15 U.S.C. 6801 et seq.) as it may be amended from time to time, and regulations thereunder.

“Governmental Authority” shall mean (i) any federal, state or local governmental or regulatory authority (including the Office of the Comptroller of the Currency) and (ii) any agency, court, tribunal, commission or other regulatory entity, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government asserting jurisdiction over any Party or the activities of any Party undertaken with respect to the Program.

“Indemnified Accounts Owner Parties” shall have the meaning set forth in Section 15.01(b).

“Indemnified Party” shall have the meaning set forth in Section 15.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 15.04(a).

“Information Security Officer” shall have the meaning set forth in Section 11.01(b).

“Initial Term” shall have the meaning set forth in Section 14.01(b).

“Intellectual Property” shall mean all copy, trademarks, copyrights and any protectable item, in any format or medium (including television and radio), used to promote or identify the Accounts materials to Cardholders.

“JAMS” shall have the meaning set forth in Section 4.07(d).

“Knowledge” shall mean, with respect to each Party, what is actually known or should reasonably have been known in the ordinary course of the activities, without independent investigation, by the officers of such Party, as applicable, with a title of Senior Vice President or above.

“Letter of Credit” shall have the meaning set forth in Section 6.02.

“Losses” shall mean all out of pocket costs, damages, losses, fines, penalties, judgments, settlement, and expenses whatsoever, including (i) outside attorney’s fees and disbursements and court costs reasonably incurred by the Indemnified Party; and (ii) costs (including reasonable expenses and reasonable value of time spent) attributable to the necessity that any officer or employee (other than in-house attorneys) of any Indemnified Party spend more than twenty five percent (25%) of his or her normal business hours over a period of two (2) months, in connection with any judicial, administrative, legislative, or other proceeding.

“MasterCard” shall mean MasterCard International Incorporated.

“Manual” shall have the meaning set forth in the Compliance Plan.

“Materials” shall have the meaning set forth in the Compliance Plan.

“NPP Names” has the meaning given to it in Section 4.13(a).

“Net Final Judgment” shall have the meaning set forth in Section 15.02(c).

“Net Final Settlement” shall have the meaning set forth in Section 15.02(c).

“Non-Program Product” shall have the meaning set forth in Section 4.13(a).

“Non-Program Prohibition” shall have the meaning set forth in Section 4.13(a).

“Non-Program Violation Date” shall have the meaning set forth in Section 4.13(b)(ii).

“Non-Program Violation Notice” shall have the meaning set forth in Section 4.13(b)(ii).

“Operating Rules” shall mean the by-laws, rules and regulations of Visa, MasterCard, and any other credit card association or credit card sponsoring entity whose credit cards are included in the Program.

“Originated Account” shall mean an account opened by Accounts Owner pursuant to which one or more Credit Cards may be issued to a Cardholder and any and all documents, Books and Records pertaining thereto, as identified by BIN and bank number on Exhibit K.

“Originated Account Receivables” shall mean the net outstanding book principal balances of purchases and cash advances made on the Originated Accounts, together with all other amounts payable by Cardholders on the Originated Accounts, including fees and finance charges.

“Past Due Amounts” shall have the meaning set forth in Section 13.01(c).

“Performance Default” shall have the meaning set forth in Section 13.01(a).

“Person” shall mean any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement entered into between CCRT and Accounts Owner dated as of September 23, 2002 and all amendments thereof and supplements thereto.

“Pledge Default” shall have the meaning set forth in Section 13.01(d).

“Prime Rate” means the base rate on corporate loans at large U.S. money center commercial banks as such rate is reported under “prime rate” in The Wall Street Journal from time to time.

“Program” shall mean the affinity credit card program conducted pursuant to the terms hereof.

“Purchase Price” shall have the meaning set forth in Section 5.01(a).

“Receivables” shall mean the Acquired Account Receivables or Originated Account Receivables, as applicable.

“Receivables Purchase Payment Default” shall have the meaning set forth in Section 13.01(c).

“Receivables Purchaser” shall mean for Originated Accounts, CCRT and for Acquired Accounts, CAC.

“Receiving Party” shall have the meaning set forth in Section 10.02.

“Regulatory Criticism” shall have the meaning set forth in Section 3.08(a).

“Related Agreements” shall mean each of (a) the Related Securitization Agreements; and (b) the agreements identified in Section 2.03.

“Related Securitization Agreements” shall mean the securitization agreements and related agreements identified in Exhibit A.

“Remediation Level” shall have the meaning set forth in Exhibit D.

“Removed Service” shall have the meaning set forth in Section 4.12(a).

“Renewal Term” shall have the meaning set forth in Section 14.01(c).

“Requirements of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation, regulatory guidance binding on such Person or determination of (or agreement with) an arbitrator or Governmental Authority (including usury laws, the Federal Truth in Lending Act, Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System, the Equal Credit Opportunity Act, the GLBA, the Federal Fair Debt Collection Practices Act, the USA Patriot Act, the Bank Secrecy Act and other laws or regulations related to anti-money laundering compliance and state laws, rules and regulations relating to consumer protection, installment sales, telemarketing, unfair and deceptive trade practices and collections), in each case binding on that Person, its property or its agents.

“Resolution Period” shall have the meaning set forth in Section 4.07(b).

“RRC” shall have the meaning set forth in Section 4.07(d).

“Service Level Standards” shall have the meaning set forth in Section 4.05(a).

“Service Provider” shall have the meaning set forth in the Compliance Plan.

“Service Team” shall have the meaning set forth in Section 4.05(b).

“Settlement Amount” shall mean the amount due corresponding to credit card receivables for any given time period that is owed by Accounts Owner with respect to the Accounts to Visa, MasterCard, the Federal Reserve (solely for convenience checks) or any applicable card association or credit card sponsoring entity.

“Solicitation Materials” shall have the meaning set forth in the Compliance Plan.

“State Tax” shall have the meaning set forth in Section 6.09.

“Synovus” shall mean Synovus Financial Corp., the ultimate corporate parent of Accounts Owner.

“Synovus Share” shall have the meaning set forth in Section 15.02(c).

“Term” shall have the meaning set forth in Section 14.01(a).

“Termination Level” shall have the meaning set forth in Exhibit D.

“Termination Notice” shall have the meaning set forth in Section 14.01(c).

“Third Party Claim” shall have the meaning set forth in Section 15.04(a).

“Third Party Provider” shall have the meaning set forth in Section 4.12(a).

“Transfer Right” shall have the meaning set forth in Section 3.17.

“Visa” shall mean Visa U.S.A., Inc.

“Wind Down Period” shall have the meaning set forth in Section 14.05(a).

Section 1.02.                                                     Rules of Construction.  As used herein:

(a)                                  Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause) of, or an Exhibit or Schedule to, this Agreement.

(b)                                 All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

(c)                                  The table of contents and any Article, Section, Subsection, Paragraph or Subparagraph headings contained in this Agreement and the Preamble at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (other than with respect to any defined terms contained in the Preamble).

(d)                                 Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then-applicable rules or regulations promulgated thereunder.

(e)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”

(f)                                    The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Schedules and Exhibits), unless the context clearly indicates to the contrary (for example, that a particular Section, Schedule or Exhibit is the intended reference).

(g)                                 Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(h)                                 Any reference made in this Agreement to “written” shall include a writing in either written or electronic form.

(i)                                     Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

(j)                                     The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.

[END OF ARTICLE I]

ARTICLE II
RESTATEMENT OF ORIGINAL AFFINITY AGREEMENT
AND CONTINUATION OF
RELATED SECURITIZATION AGREEMENTS

Section 2.01.                                                     Restated Affinity Agreement.  The Parties intend for this Agreement to amend and restate in its entirety the Original Affinity Agreement and all amendments thereto (including any side letters or other written understandings that may exist) that relate to the Original Affinity Agreement executed prior to the date hereof (collectively, the “Affinity Amendments”).  The Parties recognize and acknowledge that, except as stated in Section 2.02, all Affinity Amendments shall be deemed null and void and of no legal effect, and no Party shall be entitled to rely on any such document to affect any of their respective duties, rights and obligations as set forth herein.

Section 2.02.                                                     Termination of Original Facilities Agreement.  The Parties recognize and acknowledge that the Original Facilities Agreement is hereby terminated.

Section 2.03.                                                     Certain Agreements not Affected.  The Parties recognize and acknowledge that the following agreements shall not be considered an Affinity Amendment and shall not be affected by this Agreement:

(a)                                  the Pledge and Security Agreement; and

(b)                                 that certain Remittance Processing Service, Depository and Settlement Facility Agreement dated October 13, 2002 by and among Synovus Financial Corp., Columbus Bank and Trust Company and CompuCredit Corporation.

Section 2.04.                                                     Related Securitization Agreement.  The Parties recognize and acknowledge that certain of the Accounts and the Receivables arising therefrom are subject to securitization pursuant to the Related Securitization Agreements.  Nothing contained herein shall be deemed to amend, restate, or otherwise modify any of the Related Securitization Agreements as identified on Exhibit A.  The Parties acknowledge and agree that CCRT has assumed under this Agreement certain indemnity obligations of Accounts Owner set forth in the Related Securitization Agreements and that CCRT shall remain liable to Accounts Owners for such indemnity obligations notwithstanding any provision contained in the Related Securitization Agreements to the contrary.

Section 2.05.                                                     No Separate Accounts.  CCRT and CAC represent and warrant that there is no separate tracking with respect to Accounts acquired pursuant to (a) that certain Amendment of Affinity Card Agreement dated as of March 26, 1998 covering the purchase of certain accounts from MountainWest Financial Corporation and NationsBank of Delaware, N.A. and (b) that certain Amendment of Affinity Card Agreement and Facilities Management Agreement dated as of November 11, 1998 covering the purchase of certain accounts from Greenwood Trust Company.

[END OF ARTICLE II]

ARTICLE III
ACCOUNTS OWNER RIGHTS & OBLIGATIONS

Section 3.01.                                                     Issuance of Cards; Maintenance of Accounts.

Accounts Owner shall cause to be issued Credit Cards to each applicant for a Credit Card who qualifies for such type of Credit Card under the underwriting and credit criteria (the “Credit Criteria”) established by Accounts Owner in consultation with CCRT and set forth in Exhibit C.  Accounts Owner shall extend credit with respect to said Credit Cards, and CCRT shall not be considered a creditor on any Account for any purpose whatsoever.  Subject to the Operating Rules and the terms of the license to the CB&T Marks granted in Section 9.01, each Credit Card shall have the name, logo, and/or trademark of Aspire Card or any other trademark approved by Accounts Owner on the front thereof and shall be of a design approved by Accounts Owner, CCRT, and Visa, MasterCard, or any other credit card association or credit card sponsoring entity whose credit cards are included in the Program, as applicable.

Section 3.02.                                                     Cardholder Approval.

(a)                                  Applications.  Accounts Owner shall require that each person who desires to become a Cardholder complete a written application or apply for a Credit Card in response to a telemarketing solicitation.

(b)                                 Acceptance.  The Parties agree that an applicant shall be approved for a Credit Card only if the applicant meets the applicable Credit Criteria.  In the event that an applicant for a Credit Card does not meet the Credit Criteria, such applicant shall be so notified in accordance with applicable Requirements of Law and Operating Rules.

Section 3.03.                                                     Establishment of Accounts.  Upon approval of an application, an Account shall be established for the applicant.  Each approved applicant may receive one or more Credit Cards and may automatically receive a renewal card at each scheduled Credit Card renewal date, if such Cardholder continues to meet the Credit Criteria.  Each Cardholder shall receive a Cardholder Agreement and disclosure statement and such other notices or documents related to such Cardholder’s Credit Card Account as are required from time to time, in the determination of Accounts Owner, under applicable Requirements of Law and Operating Rules.  The Cardholder Agreement and disclosure statement and other documents shall provide, as appropriate, that they are governed by Georgia law and federal law.

Section 3.04.                                                     Account Terms and Credit Criteria.

(a)                                  Cardholder Agreements.  The terms and conditions for the Credit Cards applicable to the Accounts are set forth in the Cardholder Agreement.  Changes to the terms and conditions shall be made in accordance with the provisions of the Compliance Plan; provided, however, that nothing contained in this Section 3.04 shall limit Accounts Owner’s right to effect any changes to the terms and conditions of the Accounts in response to any Regulatory Criticism pursuant to Section 3.08.

(b)                                 Credit Criteria Changes.  Prior to implementing or affecting any material changes to the Credit Criteria, CCRT shall develop the terms and conditions and proposed underwriting criteria and submit such proposed changes to Accounts Owner for approval pursuant to the terms of the Compliance Plan.

Section 3.05.                                                     Right to Approve all Materials.  Accounts Owner shall approve all Materials pursuant to the terms of the Compliance Plan prior to the use of any such Materials.  CCRT shall provide copies of all Materials, procedures and matters referred to Section 4.02 to Accounts Owner for its review and approval as soon as practical, but no less than twenty (20) Business Days prior to their first intended use.  Accounts Owner shall respond by approving, or giving specific reasons for disapproval, within ten (10) Business Days of receipt and shall not unreasonably withhold or delay its approval.  None of the Materials, procedures and matters referred to in Section 4.02 may be distributed or otherwise used by CCRT (a) before CCRT receives Accounts Owner’s prior written approval or (b) after any previously given approval is withdrawn by Accounts Owner by notice in writing to CCRT.  Accounts Owner may withhold its approval, or withdraw an approval previously given, of any of such Materials, procedures or matters only to the extent Accounts Owner, after consultation with its Compliance Counsel, has legitimate concern with regard to compliance thereof with any applicable Requirements of Law or Operating Rules, or in the event Accounts Owner determines that they have the potential to subject Accounts Owner to Regulatory Criticism, public criticism, ridicule or controversy or to otherwise damage Accounts Owner’s reputation.  Notwithstanding the foregoing, Accounts Owner’s right to withdraw an approval previously given shall only be exercised:  (x) if the Materials are not in compliance with, or are deemed invalid by, any Governmental Authority’s final enactment, rulemaking, ruling or determination, and then only to the extent of such noncompliance or invalidity; or (y) pursuant to the provisions of Section 3.08; or (z) if CCRT fails in any material respect to obtain the prior approval of Accounts Owner as required by this Agreement and the Compliance Plan, and then only to the extent of such failure.  In all other cases where Accounts Owner seeks to withdraw such approval, Accounts Owner and CCRT shall meet in good faith to resolve any Party’s legitimate concern and revise the Materials accordingly.

Section 3.06.                                                     Credit Card Association Membership.  At all times during the Term, Accounts Owner shall use its best efforts to maintain its membership in Visa and MasterCard and any other credit card association or credit card sponsoring entity whose credit cards are included in the Program.  Accounts Owner shall be responsible for making all reports to Visa, MasterCard and any other credit card association or credit card sponsoring entity whose credit cards are included in the Program which may be required by its membership therein.  Accounts Owner shall comply with the Operating Rules in connection with the Program.  However, if Accounts Owner loses its membership in Visa, MasterCard or any other credit card association or credit card sponsoring entity whose credit cards are included in the Program, CCRT or CAC may terminate this Agreement without any termination fee.

Section 3.07.                                                     Ownership of Account Relations.  During the Term, Accounts Owner shall not, directly or indirectly, transfer, sell or disclose to any other Person any Cardholder List, and shall not, directly or indirectly, solicit Cardholders by using a Cardholder List, in whole or in part, for any other credit card, or for any other purpose, without the prior written consent of CCRT or CAC.  The limitation in this Section 3.07 shall not prohibit any transfer, sale or disclosure of the name, address or telephone number of, or any solicitation of, any person of whose existence Accounts Owner has or obtains knowledge otherwise than by reason of Accounts Owner’s participation in this Agreement.

Section 3.08.                                                     Regulatory Criticism.

(a)                                  Receipt of Criticism.  In the event that either Accounts Owner or Synovus receive criticism in a report of examination or in a related document or specific oral communication from, or is subject to formal or informal supervisory action by, or enters into an agreement with the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Federal Trade Commission or another Governmental Authority with respect to any matter whatsoever relating to (including omissions therefrom) the Service Level Standards, the Credit Cards, or the Accounts (any such event a “Regulatory Criticism”), Accounts Owner shall promptly advise CCRT in writing of the Regulatory Criticism received and shall promptly share with CCRT relevant portions of any written documentation, or for oral communications, provide a detailed summary in writing, received from the relevant Governmental Authority, to the extent not specifically prohibited by applicable Requirements of Law or Operating Rules, for the full and fair assessment and understanding of such Regulatory Criticism.

(b)                                 Consultation; Accounts Owner Corrective Action.  Subject to the provisions in Section 3.08(c) below, Accounts Owner and CCRT shall in good faith confer for a reasonable period of time given then-existing circumstances regarding such Regulatory Criticism, which period, in the absence of any time constraints imposed or occasioned by the relevant Governmental Authority, shall in no event be no longer than thirty (30) days after CCRT receives notice as provided herein (the “Consultation”).  In the Consultation, Accounts Owner and CCRT shall cooperate and use their respective best efforts to reach agreement to add, delete, or revise their appropriate agreements to promptly rectify, resolve, or address the matter(s) subject to the Regulatory Criticism.  Accounts Owner shall cooperate with CCRT to seek any clarifications regarding such Regulatory Criticism and/or guidance respecting proposed solutions as may be deemed necessary or desirable.  In the event that Accounts Owner and CCRT fail to reach full and complete agreement, within the time herein provided, upon the manner in which to legally, completely, and timely rectify, resolve or address the Regulatory Criticism, Accounts Owner may immediately then exercise those rights and remedies set forth in Section 3.08(c).

(c)                                  Time Constraints; CCRT Termination Right.  The length of time for the Consultation provided in Section 3.08(b) shall be, in all respects, subject to and governed by any time constraints imposed directly or indirectly by the relevant Governmental Authority.  In the event that the Governmental Authority has imposed or occasioned, directly or indirectly, such time constraints that require Accounts Owner to take immediate corrective action or which otherwise make the occurrence of the Consultation or an agreement resulting therefrom impracticable, then, subject to the notice provisions of Section 3.08(a) when such notice is not impracticable in light of the Regulatory Criticism, Accounts Owner may unilaterally add, delete, revise and amend any term or provision with respect to any matter whatsoever relating to (including omissions thereon) the Service Level Standards, the Credit Cards, or the Accounts which Accounts Owner in its reasonable discretion shall deem necessary to appropriately rectify the Regulatory Criticism in a timely fashion and such action taken shall, upon notice to CCRT and CAC, be fully binding upon CCRT and CAC prospectively from the date of the notice;

provided, however, that CCRT and CAC shall have a period of thirty (30) days following the date of the aforesaid notice in which to terminate, without penalty, any portion of or service provided by the pertinent agreement so altered.

(d)                                 Good Faith Obligation.  In all of the foregoing of this Section 3.08, Accounts Owner at all times shall have the obligation to act in good faith and use reasonable judgment in exercising its rights and remedies under this Section 3.08.

Section 3.09.                                                     Compliance Plan.  It is the intent of the Parties to cooperate fully in monitoring all aspects of the Program in accordance with the provisions of the Compliance Plan set forth in Exhibit B, as such Compliance Plan may be amended from time to time by mutual agreement of the Accounts Owner and CCRT.  During the Term, the provisions of the Compliance Plan set forth in Exhibit B shall apply in all respects to the rights, duties and obligations of CCRT and Accounts Owner hereunder.  In the event of any inconsistency between the provisions contained in the body of this Agreement and those in the Compliance Plan, the provisions contained in the Compliance Plan shall govern.

Section 3.10.                                                     GLBA Compliance.  With regard to the GLBA and any other applicable Requirements of Law and Operating Rules which impose obligations on Accounts Owner with respect to the privacy and security of customer and consumer information, as such terms are defined in the GLBA including any such obligations which impose limitations on rights otherwise afforded CCRT or CAC in or to such consumer and customer information pursuant to this Agreement or any other agreement, the Parties agree that any provisions of this Agreement and any such other agreement, which conflict with any such applicable obligations or limitations, or which fail to reflect any such applicable obligations or limitations the reflection of which in this Agreement or any such other agreement is mandatory under applicable Requirements of Law and Operating Rules, shall be deemed amended to the extent necessary (but only to the extent necessary) to eliminate any such conflict or failure.  Access to customer and consumer information by CCRT and CAC, and use or disclosure by CCRT and CAC of customer and consumer information to which either has access, shall be subject to all such applicable privacy obligations and limitations.  Costs incurred by Accounts Owner from time to time in complying with such obligations in relation to Accounts, Cardholders and prospective Cardholders, shall be reimbursed by CCRT upon issuance by Accounts Owner of its invoices therefor.  Accounts Owner shall adopt such changes, if any, as Accounts Owner in its reasonable opinion deems advisable to the Service Level Standards and/or to any other operating procedures applicable to services performed under this Agreement, to modify the procedures reflected therein to conform to any such applicable obligations or limitations, and shall promptly advise CCRT when and as such changes, if any, are adopted.

Section 3.11.                                                     Compliance Officer.  A specified Accounts Owner representative (the “Accounts Owner Compliance Officer”), whose reasonable costs shall be borne by CCRT, shall have access to CCRT’s and any Service Providers’ facilities, personnel and records to review and examine the services provided to Cardholders for compliance purposes.  The Accounts Owner Compliance Officer shall be permitted to utilize a reasonable system of routine sampling and other review methods by which to evaluate the services as deemed appropriate by Accounts Owner.  The results of such reviews shall routinely be reported monthly to the Service Team for use in its evaluation of the existing Service Level Standards.  The Accounts Owner Compliance

Officer shall establish regular audit procedures and frequencies for the services provided to Cardholders by CCRT.  CCRT shall designate a specified representative (the “CompuCredit Compliance Officer”) who shall be a senior level executive of CCRT, to coordinate compliance matters with the Accounts Owner Compliance Officer and ensure that the Accounts Owner Compliance Officer is permitted to undertake the activities contemplated herein.  The respective Compliance Officers of Accounts Owner and CCRT shall be identified in the Compliance Plan, and each of Accounts Owner and CCRT shall consult with the other Party, prior to replacing its Compliance Officer, and in good faith discuss any objection the other Party may have to such replacement.

Section 3.12.                                                     Compliance Counsel.  Accounts Owner has exercised its discretion to obtain legal counsel (“Compliance Counsel”), Morrison & Foerster, LLP, with expertise in the field of credit cards, to assist Accounts Owner in reviewing, and to advise Accounts Owner with regard to the compliance with all applicable Requirements of Law and Operating Rules, all Materials, procedures and matters referred to in Section 4.02.  Such Compliance Counsel shall be employed solely by Accounts Owner and retained in that capacity so long as Accounts Owner deems advisable, shall have no client relationship with CCRT or CAC and shall owe no duty of loyalty to CCRT.  CCRT shall promptly reimburse Accounts Owner for fifty percent (50%) of such counsel’s fees and disbursements for the review and advice, as provided in this subsection, upon presentation by Accounts Owner of statements therefor.

Section 3.13.                                                     Non-exclusive Arrangement.  There shall be no restriction on a Party’s right to issue credit cards independent of the Program and to perform credit card services on its own behalf or for other parties or affinity groups.

Section 3.14.                                                     Charged-Off Accounts.  During the Term, on the last Business Day of each calendar month, Accounts Owner shall automatically and without further action or consideration be deemed to, and hereby does, transfer, set over and convey to CCRT all of its right, title and interest in and to each Account that has been charged-off as uncollectible during such calendar month in accordance with the policies and procedures specified in the Credit Criteria, and, on and after each such date, CCRT shall automatically and without further action or consideration be deemed to, and hereby does, assume Accounts Owner’s obligations with respect to each such Account.  CCRT shall pay all transfer taxes, if any, in connection with the conveyances contemplated by this Section 3.14.  Accounts Owner and CCRT intend that such sale of the Accounts under this Section 3.14 is intended to be an absolute transfer of all of Accounts Owner’s interest in, to and under such Accounts, including for accounting purposes, providing CCRT with the full benefits of ownership of same, and Accounts Owner and CCRT do not intend these transactions to be, or for any purpose to be characterized as, a loan secured by such Accounts.  If despite such intention, a court characterizes the sale of Accounts hereunder as a loan rather than an absolute transfer, then this Agreement shall be deemed to be, and hereby is a security agreement, within the meaning of the Uniform Commercial Code in effect in any relevant jurisdiction, and Accounts Owner hereby grants to CCRT, a first priority perfected security interest in, to, and under, all of Accounts Owner’s right, title, and interest in, to, and under, each and every Account transferred to CCRT pursuant to this Section 3.14, whether now existing or hereafter acquired or arising for the purpose of securing CCRT’s rights under this Agreement.

Section 3.15.                                                     [Reserved]

Section 3.16.                                                     Debt Waiver Program Offering.

(a)                                  Establishment of Debt Waiver Program.  Accounts Owner may, from time to time, offer to Cardholders debt cancellation, debt suspension, debt waiver or similar contractual terms or combinations thereof (the “Debt Waiver Program”), for a fee.  The terms and conditions of the Debt Waiver Program to be offered pursuant hereto and the states covered, are set forth in Exhibit I.  CCRT shall market the Debt Waiver Program with such terms to Cardholders with mailing addresses in the states listed in Exhibit I and in such other states approved in writing by Accounts Owner.  CCRT shall be responsible for the administration, servicing, fulfillment and legal compliance of such Debt Waiver Program on behalf of Accounts Owner.  Compliance Counsel shall work in good faith with CCRT’s counsel to determine additional states where the Debt Waiver Program may be offered.  CCRT recognizes and acknowledges that Accounts Owner may in its reasonable commercial judgment elect not to offer a Debt Waiver Program in every state, and nothing contained herein shall be construed as requiring Accounts Owner to obtain regulatory approvals to offer a Debt Waiver Program in any particular state.  CCRT further recognizes and acknowledges that Accounts Owner’s obligation to continue to offer a Debt Waiver Program is subject to the following conditions:  (i) beginning September 15, 2006, and on September 15 of each subsequent year, CCRT’s counsel shall provide to Accounts Owner for its review a statement of its belief that based on CCRT’s research and due diligence, that taken as a whole, the pricing, protection and other features of the Debt Waiver Program do not exceed industry norms in any material manner adverse to a Cardholder and in support of such representation, CCRT shall provide Accounts Owner all available information on other debt waiver programs offered to cardholders with credit profiles believed in good faith to be similar to those in the CCRT core portfolio (the “Core Portfolio”); (ii) if CCRT is unable to provide to Accounts Owners the statement and information specified in subsection (i) above, CCRT agrees to adjust the pricing, protection and other features of the Debt Waiver Program so that it becomes comparable taken as a whole to such other programs offered to cardholders with credit profiles similar to Cardholders (as reasonably determined by Accounts Owner), as soon as reasonable, but in no event later than ninety (90) days after receiving written instructions to do so; and (iii) CCRT shall provide information to the extent available on the Debt Waiver Program to Accounts Owner, as Accounts Owner, in its commercially reasonable judgment, or the Georgia Department of Banking and Finance shall request, including monthly updates regarding the number of Cardholders who enroll in the Debt Wavier Program, the number of Cardholders who request benefits under the Debt Waiver Program (with appropriate detail concerning the type of benefit requested), and the number of Cardholders who are granted benefits under the Debt Waiver Program (tracked by type of benefit, duration of protection and amount deferred or canceled).  In addition to the foregoing, Accounts Owner reserves the right to request, in its commercially reasonable judgment, additional reasonable changes to the Debt Waiver Program or cancellation of the Debt Waiver Program at that time.

(b)                                 Administrator.  CCRT shall be permitted to engage the services of a third party administrator for the Debt Waiver Program, at CCRT’s sole cost and with the prior written approval of Accounts Owner.  CCRT shall, and shall require any third party administrator for the Debt Waiver Program to: (i) make its Books and Records related to the Debt Waiver Program available for examination upon request by the Georgia Department of Banking and Finance; and

(ii) permit the Georgia Department of Banking and Finance to periodically review its internal routine and controls to ascertain that the operations are being conducted in a sound manner in keeping with industry practices and Generally Accepted Accounting Principles.  Pursuant to Section 3.05 and Section 4.02, CCRT shall be solely responsible for compliance of the Debt Waiver Program with all applicable Requirements of Law and Operating Rules and all Materials related to the Debt Waiver Program shall be subject to Accounts Owner’s prior review and written approval in accordance with the terms of the Compliance Plan.

Section 3.17.                                                     Transfer of Accounts to a Third Party.  Accounts Owner hereby grants to each Receivables Purchaser or its respective designee the right (the “Transfer Right”) to require Accounts Owner at any time on reasonable advance notice and subject to the terms of applicable Related Securitization Agreement to convey the applicable Accounts, Credit Cards, the right to use the Books and Records relating to the applicable Accounts and the right to the Cardholder List to such Receivables Purchaser or its designee as applicable, at such Receivables Purchaser’s sole expense; provided, however, that neither Receivables Purchaser shall be entitled to exercise such Transfer Right in the event any Receivables Purchase Payment Default exists and is continuing.

Section 3.18.                                                     Credit Card Association Compliance.  Accounts Owner shall ensure that its services hereunder and any services performed on its behalf comply with all applicable Operating Rules and any other requirements imposed by any credit card association or card sponsoring entity whose cards are included in the Program.

[END OF ARTICLE III]

ARTICLE IV
CCRT RIGHTS & OBLIGATIONS

Section 4.01.                                                     Solicitation of New Accounts.  CCRT shall, at its own expense, have the sole and exclusive right to solicit applications for Credit Cards from individuals, corporations, partnerships and/or other entities on behalf of Accounts Owner.  CCRT shall bear all marketing expenses incurred in connection with the Program.  CCRT shall, at its own expense, create, produce and mail Materials to promote the Program and solicit new Accounts for Accounts Owner.  CCRT shall provide copies of all Materials to Accounts Owner for its review and approval as provided herein; provided, however, that CCRT shall not be required to provide Accounts Owner for review and approval any non-material changes to the Materials (such as changes to dates and telephone numbers).  The frequency and timing of such solicitations shall be determined by CCRT in consultation with Accounts Owner.  In CCRT’s discretion, solicitations may be conducted by direct mail, telephone, or other means.  CCRT shall (a) prepare and include on or with each solicitation any notices and disclosures required under applicable Requirements of Law and Operating Rules as determined by Accounts Owner from time to time, (b) provide such notices and disclosures to Accounts Owner for its review and approval as provided herein, and (c) otherwise conduct all such solicitation activities in compliance with all material Requirements of Law and Operating Rules.  Accounts Owner shall be identified to Cardholders as the Credit Card issuer and the creditor for loans made on the Accounts.

Section 4.02.                                                     Compliance with Applicable Requirements of Law.

(a)                                  CCRT Compliance.  Notwithstanding any contrary provision of this Agreement and any Related Agreement and any other agreement to which any of the Parties may be party, CCRT represents and warrants, and shall be solely obligated for ensuring, that each of the following comply in all respects with all applicable Requirements of Law and Operating Rules:

(i)                                     the terms and conditions for the Credit Cards (including the interest rates, fees and charges);

(ii)                                  the Cardholder Agreement and disclosure statement, form of billing statement, and other notices and documents related to each Cardholder’s Account;

(iii)                               the written application, the telemarketing scripts and all other Materials, including any notices and disclosures required or permitted under applicable Requirements of Law and Operating Rules to be included thereon or therewith;

(iv)                              amendments to the Manual and the activities addressed therein that are specifically requested by CCRT;

(v)                                 the credit and marketing scorecards, criteria and procedures;

(vi)                              with regard to all Benefits offered to Cardholders or prospective Cardholders other than the credit feature of the Credit Card itself (A) all Solicitation Materials, (B) the Benefits themselves, (C) all agreements, notices, documents, procedures and any other

Benefit related materials pertaining thereto, and (D) the application and implementation of each of the foregoing;

(vii)                           all other solicitation, marketing, advertisement, acquisition and collection activities relating in any way to the Credit Cards or to the Benefits, including all Internet advertising, Websites and links (whether or not operated by CCRT) which make any reference to the Credit Cards or to any Benefits, and all activities involving disclosure to, or use or disclosure by, CCRT or any third party under arrangement with CCRT, of any information relating to Accounts Owner  “consumers” or “customers” (as those terms are defined in the GLBA); and

(viii)                        any services or activities which CCRT performs itself or has performed for it by any third parties.

(b)                                 Survival of Obligations.  The provisions of this Section 4.02 shall survive any expiration or termination of this Agreement and any other agreement to which any of the Parties may be party.

Section 4.03.                                                     Compliance Plan.  CCRT shall comply in all material respects with all applicable provisions of the Compliance Plan as set forth in Exhibit B.

Section 4.04.                                                     Settlement and Status Reports.  CCRT shall provide or cause to be provided to Accounts Owner the various reports detailed in the Compliance Plan.  CCRT shall also furnish to Accounts Owner all such additional information concerning Accounts established and administered under the Program as Accounts Owner may reasonably request.

Section 4.05.                                                     Service Level Standards.

(a)                                  Service Level Standards.  Accounts Owner and CCRT have developed the procedures set forth herein and in the attached Service Level Standards Matrix (the “Service Level Standards”) set forth in Exhibit D, to ensure that the delivery of services by CCRT and/or its Affiliates and/or any Service Provider are in compliance with all applicable Requirements of Law and Operating Rules and at a level of quality consistent with that generally available within the financial services industry to Cardholders.  These procedures supplement those found in the Manual.  The Parties shall comply with and follow the procedures set forth in the Service Level Standards and the Manual.  In the event of any inconsistency between the Manual and the Service Level Standards, the specific terms of these Service Level Standards shall govern.

(b)                                 Changes to Service Level Standards.  Accounts Owner and CCRT agree that a group of four (4) individuals, two (2) from Accounts Owner and two (2) from CCRT (collectively, the “Service Team”) shall review the Service Level Standards each calendar quarter.  Members of the Service Team also may designate representatives from their respective areas to participate in the reviews.  During each review, the Service Team shall evaluate the existing Service Level Standards and determine whether to recommend changes or additions.  If the Service Team recommends a change or an addition to the Service Level Standards, such proposal shall be provided to Accounts Owner and CCRT for evaluation and written approval to begin testing the change or addition.  Any approved testing shall continue for at least sixty (60) days.  If the Service Team finds the testing to be satisfactory, it shall recommend to Accounts

Owner and CCRT that the change or addition become a new Service Level Standard for the purposes hereof.  No new Service Level Standard shall become effective until all testing is complete and both Accounts Owner and CCRT agree in writing that such Service Level Standard shall go into effect.

(c)                                  Notice of Non-Conformance.  CCRT shall communicate all incidences of non-conformance with the Service Level Standards to the Service Team at the time of the occurrence of the incident or as soon as it is made aware of the incident.

(d)                                 Monthly Service Level Standards Reports.  CCRT shall generate those monthly servicing reports currently in use by CCRT applicable to the Service Level Standards and provide such reports to the Service Team on the tenth (10th) calendar day of each month, or, if such date falls on a day that is not a Business Day in any particular month, then CCRT shall forward the Service Level Standards report to the Service Team on the following Business Day.  Where no such reports are currently in use by CCRT relative to any given Service Level Standard, CCRT shall produce a report on the same indicating whether CCRT failed the Remediation Level or the Termination Level and if reasonably feasible, the level of performance.

Section 4.06.                                                     Customer Experience.  CCRT and Accounts Owner shall perform routine surveys of randomly selected Cardholders according to a script previously developed by CCRT and reviewed by Accounts Owner that shall include, questions that shall assist the Service Team in determining if Cardholders can register disputes or complaints in accordance with Requirements of Law and Operating Rules.  The Service Team shall review the results of such surveys and recommend any changes or additions to servicing procedures based on such review.

Section 4.07.                                                     Action Plan and Dispute Resolution.

(a)                                  Formal Action Plan.  In the event that an individual Service Level Standard indicator fails to exceed the Remediation Level two (2) consecutive calendar months, the following shall occur:

(i)                                     Accounts Owner may request a written remedial plan from CCRT that shall include the specific steps and deliverables proposed to remedy the failure, accompanied by a detailed implementation timeline.  CCRT agrees to supply such action plan to Accounts Owner for its approval within ten (10) Business Days of Accounts Owner’s request; and

(ii)                                  CCRT shall implement such action plan (at its sole expense) as soon as reasonably possible after receiving approval of the action plan from Accounts Owner, and provide Accounts Owner with periodic updates, according to the plan duration and components, of its progress in meeting the milestones and providing the deliverables to correct the failure; provided, however, that in the event a resolution or agreement to establish a remedial plan or resolution is not reached, or if an approved remedial plan has not been implemented within the lesser of one hundred and ten percent (110%) or ten (10) Business Days of the time therein provided, the outstanding issues giving rise to the request for such plan or the delay in implementation of such plan shall be submitted to senior level executives of Accounts Owner and CCRT for a definitive resolution taking into account the compliance issues and performance involved within five (5) Business Days after Accounts Owner notifies CCRT that the proposed action is not approved.  For CCRT, that senior level executive shall be its Chief Operations Officer.  For Accounts Owner, that senior level executive shall be James R. Farrar or such other senior level executive as designated by Accounts Owner.  The senior level executives shall have five (5) Business Days to agree upon an action plan.

(b)                                 Resolution Period.  In the event that the senior level executives are unable to reach agreement or resolution within the time periods afforded in Section 4.07(a) (the “Resolution Period”), CCRT shall pay to Accounts Owner the following graduated and cumulative compliance fees for each day after expiration of the Resolution Period until the earlier of:  (i) Accounts Owner and CCRT reach an agreement, (ii) the elapse of forty five (45) days, or (iii) the delivery of written notice by either Accounts Owner or CCRT and to the other Party that the notifying Party elects to pursue expedited arbitration pursuant to Section 4.07(d) below:

Business Days After

Expiration of Resolution Period:	1-15	16-30	31-45

Compliance Fee Per Day:	$250	$500	$1,000

Example:  If agreement were reached upon the thirty first (31st) day following expiration of the Resolution Period, CCRT’s liability for compliance fees hereunder would aggregate (15 x $250) + (15 x $500) + (1 x $1,000) = $12,250.

(c)                                  Compliance Fee Payment.  Any compliance fees shall become due and immediately payable at the end of each day.

(d)                                 Arbitration.  In the event agreement or remediation is not reached by the end of the Resolution Period, Accounts Owner and CCRT shall proceed to expedited binding arbitration as provided in this Section 4.07(d).  The arbitration shall be conducted by Resolution Resources Corporation (“RRC”) in the Atlanta, Georgia office or Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in the Atlanta, Georgia office if RRC ceases to maintain any Georgia office.  The expedited arbitration shall be conducted as follows, and the arbitration administration shall be conducted pursuant hereto, with the arbitrator authorized to conduct such arbitration pursuant hereto.  The sole, neutral arbitrator shall have, as reasonably determined by the arbitration administrator, at least ten (10) years’ experience in the private practice of banking regulatory or compliance law on behalf of financial institutions and be a member in good standing of the bar of at least one (1) of the fifty (50) states in the United States.  Upon the selection of the arbitrator, the Accounts Owner and CCRT shall submit briefs within two (2) weeks, and a hearing shall be held within three (3) weeks of such selection.  The final decision, determination and award shall be rendered within ten (10) days after the conclusion of the hearing.

(e)                                  Remedies Cumulative.  The indemnity, cost allocation and termination provisions of this Agreement shall, by their terms, apply to any continuing failure by CCRT or its Affiliates and/or any Service Provider to adhere to the applicable Servicing Level Standards set forth herein or in the Manual.

Section 4.08.                                                     Website Linkage Approval.  CCRT shall not grant permission to any Website used to advertise or service the Accounts to be linked to or linked from any other Website without the prior written approval of Accounts Owner or pursuant to a mutually agreed upon approval process for granting such Website linkage.  In the event that CCRT has Knowledge that another entity whose Website contains objectionable content (including hate or pornographic messages) has linked to a Website that advertises or services the Accounts, CCRT shall use commercially reasonable efforts to, as soon as practicable, remove, or cause to be removed, such link.  Without limiting the generality of the foregoing, CCRT shall take all reasonable steps as may be necessary to ensure that Internet advertising shall be displayed only on Websites containing material that is not of a sexual, hateful, illegal, discriminatory or offensive nature.

Section 4.09.                                                     CCRT Business Plans.  Except to the extent prohibited by Requirements of Law and any confidentiality agreement with a third party, CCRT shall, to the extent practicable, provide Accounts Owner reasonable advance written notice of any entrance into new lines of business or any material change or expansion of existing lines of business.  Within 30 days of the Effective Date, CCRT shall provide Accounts Owner with a complete listing all Non-Program Products and services offered by CCRT.  CCRT shall provide Account Owner with any additions, deletions or other changes to such listing within thirty (30) days of the end of each calendar quarter.

Section 4.10.                                                     Business Continuity and Recovery Standards.  CCRT shall maintain the Business Continuity and Recovery Standards as set forth in Exhibit E.  For situations classified as a site disaster, including tornado, flood, or earthquake, or any other Force Majeure Event, CCRT shall implement its disaster recovery plan, as approved by the Service Team.  For a period of forty eight (48) hours, unless an extension of such time is determined in the reasonable judgment of the Service Team to be justified, Service Level Standards affected by system failures as a result of the disaster shall not apply to any calculation of performance.  After such period has expired, the Service Level Standards shall become active again.

Section 4.11.                                                     Inspections.  CCRT shall make available its facilities, personnel and records for examination or audit (a) when requested by Governmental Authorities with jurisdiction over Accounts Owner (including the Federal Deposit Insurance Corporation and the Georgia Commissioner of Banking) (b) when required by any applicable card association or credit card sponsoring entity in accordance with its Operating Rules or (c) as contemplated in Section 3.11.  CCRT shall ensure that, with respect to any activity performed by a Service Provider pursuant to the terms hereof, Accounts Owner shall have the right to access the facilities, personnel and records of such Service Provider for purposes of any inspection covered by this Section 4.11.

Section 4.12.                                                     Removal of Services.

(a)                                  Removed Service.  For any Service Level Standard that is not implemented within the time provided herein, or for which the applicable Service Level Standard indicator subsequently fails to exceed the Termination Level (as defined in the Exhibit D) for two (2) consecutive calendar months, Accounts Owner shall have the right to require that CCRT or the applicable Service Provider cease performing the services resulting in such Service Level

Standard failure (for any such service required to be removed, the “Removed Service”) in such time as Accounts Owner in its reasonable discretion (and, subject to then-existing exigencies, with reasonable regard to allowance of adequate time to enable the Service Team to formulate a recommendation as below provided) deems practicable (“Cessation Date”).  Subject only to the conditions herein provided, Accounts Owner in its sole discretion shall select a third party provider to whom to transfer the Removed Service (“Third Party Provider”).  In the event of concurrent Service Level Standards failures giving rise to a right of cessation hereunder, Accounts Owner, in its reasonable discretion, may select the same or different Third Party Providers for the corresponding Removed Service(s).

(b)                                 Transition of Services.  The transition of the Removed Service shall take place in an orderly and smooth transition, with input from the Service Team whenever practicable, and CCRT and Accounts Owner shall fully cooperate and use their respective best efforts to transfer the Removed Service to the Third Party Provider(s) without disruption to services provided to Cardholders.  Subject to the Cessation Date, the Service Team shall endeavor to meet and identify those other providers capable of providing a Removed Service at levels set forth in the pertinent Service Level Standard(s) and to make a timely good faith recommendation thereon to Accounts Owner prior to the Cessation Date.  In the event the Service Team makes a recommendation prior to the Cessation Date, Accounts Owner shall follow the Service Team’s recommendation for a substitute Third Party Provider(s) unless Accounts Owner articulates to the Service Team reasonable grounds to do otherwise.  Subject to the Cessation Date, to the extent that the Service Team is unable to agree upon a provider of the Removed Service, senior level executives of Accounts Owner and CCRT shall meet in good faith and identify suitable providers for the Removed Service.  All costs and expenses of performing the Removed Service shall be borne by CCRT.  In no event, however, shall Accounts Owner require, without the consent of CCRT, that any Removed Service be performed by any Person in which Accounts Owner or Synovus has any material direct or indirect ownership interest.

Section 4.13.                                                     Non-Program Prohibitions.

(a)                                  General Prohibition.  Except and unless expressly and previously approved in writing by Accounts Owner, CCRT and CAC shall at all times during the Term, fully, strictly, completely and totally segregate, in any and all respects whatsoever, the Program from the products and services related to any other business line of CCRT and CAC, of any Affiliate of CCRT and CAC, and of any third party (any such other business line, product or service a “Non-Program Product”).  Without limiting the generality of the foregoing, CCRT and CAC shall ensure that:

(i)                                     there is no marketing, solicitation, advertising, description, promotion or other communication of any kind whatsoever, with or without using the “Aspire” brand name, any other Program brand name or mark, or the CB&T Marks, stating, implying or otherwise suggesting, directly or indirectly, any link, tie, association, incentive, credit, discount, or cooperation of any kind or nature whatsoever between the Program and any Non-Program Product;

(ii)                                  there is no consumer financial link, tie, association, incentive, credit, discount, or cooperation of any kind or nature whatsoever between the terms, offerings or pricing of the Program and any Non-Program Product;

(iii)                               there is no marketing, solicitation, advertising, promotion or other communication of any kind whatsoever, using or placing the “Aspire” brand name, any other Program brand name or mark, or the CB&T Marks with the name or marks of any Non-Program Product;

(iv)                              there is no display, placement or other use of any Solicitation Materials at any place of business open to the general public of CCRT or any of its Affiliates or any third party which sells or offers any Non-Program Product, including any payday loan or automobile loan;

(v)                                 there is no communication of any kind whatsoever by CCRT or its Affiliates or any third party engaged by CCRT or its Affiliates counseling or otherwise encouraging consumers or potential customers of any Non-Program Product to use the Program to fund, secure, repay or otherwise satisfy any indebtedness incurred pursuant to any Non-Program Product, including any payday loan or automobile loan programs;

(vi)                              there is no incentive of any kind whatsoever to any employees or agents of CCRT or its Affiliates or any third party engaged by CCRT or its Affiliates in the sales or servicing of any Non-Program Product to refer or sell the products or services offered pursuant to the Program;

(vii)                           there is no inclusion of any Non-Program Product information or materials in any marketing, solicitation, advertising, or other communications related to the Program and there is no inclusion of any Program product information or materials in any marketing, solicitation, advertising, or other communications related to any Non-Program product;

(viii)                        there is no use of any information obtained from Accounts Owner or otherwise in connection with the Program for marketing, soliciting, advertising, or otherwise promoting any Non-Program Products;

(ix)                                there is no link, tie, association, incentive, credit, discount, or cooperation or other financial incentive provided to any Non-Program Product tied to any Credit Card or any Benefits offered under the Program;

(x)                                   there is no formal or informal plan, scheme or undertaking to migrate any customers or potential customer of a Non-Program Product to the Program or any Cardholders to any Non-Program Product,

(xi)                                there is no use or sharing of any Program Cardholder List or Program customer information in connection with any Non-Program Product and there is no use  or sharing of any Non-Program Product customer information in connection with any product or service offered pursuant to the Program; and

(xii)                             there is no other marketing, solicitation, advertising or promotional activities of any kind or nature between the Program and any Non-Program Product.

The prohibitions covered by this Section 4.13(a) are, collectively, “Non-Program Prohibitions.”  For purposes of this Agreement, Non-Program Prohibitions shall not include:

(A)                              any marketing by CCRT and its Affiliates of Program products and services offered or undertaken pursuant to the terms of this Agreement;

(B)                                any incidental marketing of Credit Cards to Non-Program Product customers or solictees (“NPP Names”) occurring when the NPP Names are part of marketing lists derived from generally available data (such as credit bureau reporting data), provided that (1) the Credit Card marketing is not specifically targeted to the NPP Names; (2) the NPP Names satisfy the Credit Criteria; and (3) the data used for such marketing were not acquired in connection with Non-Program Product marketing;

(C)                                any incidental marketing of Non-Program Products to Cardholders, authorized users of Accounts or Credit Card solictees (“CC Names”) occurring when the CC Names are part of marketing lists derived from generally available data (such as credit bureau reporting data), provided that (1) the Non-Program Products are not specifically targeted to CC Names; and (2) the data used for such marketing were not acquired in connection with Program marketing; and

(D)                               the use of the same Service Provider to provide services for Program and Non-Program Products and the receipt of any volume discounts by CCRT or its Affiliates from such Service Provider.

(b)                                 Notice Requirements.

(i)                                     CCRT and CAC shall each ensure that it informs its director of compliance, Compliance Officer, staff attorneys, and the director of each business unit of the Non-Program Prohibitions, and shall take those actions reasonably expected to prevent the occurrence of any Non-Program Prohibition.  CCRT and CAC shall each adopt appropriate policies and procedures to require any of its director of compliance, Compliance Officer, staff attorneys, and the director of each business unit to inform the CompuCredit Compliance Officer (or in the absence or unavailability of the CompuCredit Compliance Officer, to inform CCRT’s General Counsel), upon discovering or learning of any event that is, or is reasonably likely to result in, a Non-Program Prohibition.

(ii)                                  Upon CCRT or CAC becoming aware of any violation of any Non-Program Prohibition, CCRT or CAC shall promptly, but in no event later than five (5) Business Days of becoming aware of any such violation of a Non-Program Prohibition, send a written notice (“Non-Program Violation Notice”) to Accounts Owner informing Accounts Owner of such violation.  Any Non-Program Violation Notice shall include the date the violation occurred and the specific information available to Accounts Owner at the time with respect to such violation.  For purposes of determining when CCRT or CAC became aware of any violation of any Non-Program Prohibition, the date upon which any such violation becomes known to any of its compliance staff, staff attorneys, or any manager with the title of vice president or above shall be deemed the date CCRT or CAC has knowledge of any such violation (any such date, the “Non-Program Violation Date”).

(c)                                  Liquidated Damages for Violation of Non-Program Prohibitions.  In the event of a violation of any Non-Program Prohibition, in addition to any other rights and remedies set forth herein or otherwise available, Accounts Owner shall have the following rights and remedies and CCRT and CAC, as applicable, shall have the following obligations:

(i)                                     With respect to the first occurrence of any violation of any Non-Program Prohibition, CCRT shall immediately pay Accounts Owner as liquidated damages the amount of one hundred thousand dollars ($100,000.00).  In addition, CCRT and CAC shall, within a period of two (2) Business Days from the Non-Program Violation Date with respect to such violation, either (1) have cured such violation, if such violation is capable of being cured within such time period, to the satisfaction of Accounts Owner or (2) if such violation is not capable of being cured within such time period, have initiated all necessary actions to cure or correct such violation and prevent the reoccurrence of such violation and any other violation of a Non-Program Prohibition, to the satisfaction of Accounts Owner, as soon as practicable using all commercially reasonable efforts.

(ii)                                  In the event of any subsequent occurrence of a violation of any Non-Program Prohibition, CCRT shall immediately pay Accounts Owner as liquidated damages the amount of two hundred fifty thousand dollars ($250,000.00).  In addition, CCRT and CAC shall, within a period of two (2) Business Days from the Non-Program Violation Date with respect to such subsequent violation, either (1) have cured such violation, if such violation is capable of being cured within such time period, to the satisfaction of Accounts Owner or (2) if such violation is not capable of being cured within such time period, have initiated all necessary actions to cure or correct such violation and prevent the reoccurrence of such violation and any other violation of a Non-Program Prohibition, to the satisfaction of Accounts Owner, as soon as practicable using commercially reasonable efforts.

(iii)                               In the event CCRT or CAC fails to take the corrective action set forth in clauses (i) or (ii) above within the time periods specified therein, CCRT shall immediately pay Accounts Owner as liquidated damages, in addition to any liquidated damages that may be due under clauses (i) and (ii) above, the additional amount of two hundred fifty thousand dollars ($250,000.00).

(iv)                              In the event CCRT or CAC fails to provide Accounts Owner with a Non-Program Violation Notice within the time period specified in Section 4.13(b)(ii), CCRT shall immediately pay Accounts Owner as liquidated damages, in addition to any liquidated damages that may be due under clauses (i) and (ii) and (iii) above, the additional amount of two hundred fifty thousand dollars ($250,000.00).

(v)                                 For the purpose of calculating any amounts due pursuant to this Section 4.13(c), an occurrence of any violation of a Non-Program Prohibition shall mean a separate product, service or offering, in the aggregate, that is offered as part of a single promotional campaign, such that by way of illustration only, a solicitation by CCRT’s Affiliate of a Non-Program Product to 10,000 Aspire cardholders shall be considered a single occurrence if it occurs as part of a single promotional campaign.

(d)                                 Prohibiting New Accounts and Offers.  In the event (i) CCRT or CAC fails to provide Accounts Owner with a Non-Program Violation Notice within the time period set forth in Section 4.13(b)(ii) or (ii) any violation of the Non-Program Prohibition is not cured within a period of five (5) Business Days from the Non-Program Violation Date or CCRT or CAC has not initiated all necessary actions to cure or correct such violation within such time period, in either case to the reasonable satisfaction of Accounts Owner, in addition to the liquidated damages available under Section 4.13(c), Accounts Owner shall be entitled, effective upon written notice to CCRT and CAC, to refuse to permit any offers or solicitations for new Accounts to be made.

(e)                                  Accounts Owner Corrective Action.  In the event any violation of any Non-Program Prohibition is not cured within a period of five (5) Business Days from the Non-Program Violation Date or CCRT or CAC has not initiated all necessary actions to cure or correct such violation within such time period, in either case to the reasonable satisfaction of Accounts Owner, in addition to the other remedies set forth herein, Accounts Owner shall have the right, effective upon written notice to CCRT and CAC, to take any immediate corrective action that Accounts Owner, in its reasonable discretion, deems necessary or appropriate to cure or correct any such violation with respect to the Non-Program Product, and such action taken shall, upon notice to CCRT and CAC, be fully binding upon CCRT and CAC prospectively from the date of such notice.  CCRT shall be responsible for, and shall reimburse Accounts Owner for, any and all costs and expenses associated with any such corrective action, including legal fees.

(f)                                    Termination of Agreement.

(i)                                     In the event any violation of any Non-Program Prohibition is not cured to the reasonable satisfaction of Accounts Owner within a period of thirty (30) days from the date of the Non-Program Violation or if such violation is not capable of being cured within such time period, if CCRT or CAC has not initiated all reasonably appropriate actions to cure or correct such violation within such time period, in either case, to the reasonable satisfaction of Accounts Owner, in addition to the other remedies set forth herein, Accounts Owner shall have the right to terminate this Agreement, effective immediately upon sending written notice to CCRT and CAC.

(ii)                                  In the event CCRT or CAC fails to provide Accounts Owner with a Non-Program Violation Notice within ten (10) Business Days of the Non-Program Violation Date, in addition to the other remedies set forth herein, Accounts Owner shall have the right to terminate this Agreement, effective immediately upon sending written notice to CCRT and CAC.

(iii)                               In the event CCRT or CAC fails to replenish the Letter of Credit for any amount drawn pursuant to Section 4.13(h) within the time period specified therein, in addition to the other remedies set forth herein, Accounts Owner shall have the right to terminate this Agreement, effective immediately upon sending written notice to CCRT and CAC.

(iv)                              Upon termination of this Agreement pursuant to this Section 4.13(f), Accounts Owner shall be entitled to rely on the protections provided by Section 4.13(e) and refuse to permit any offers for new Accounts to be made during the Wind Down Period.

(v)                                 Upon termination of this Agreement pursuant to this Section 4.13(f), each of the Parties shall have the rights and obligations set forth in Section 14.05.

(g)                                 Intentional Violations.  Notwithstanding any other provision contained in this Section 4.13 and in addition to any other rights and remedies set forth herein or otherwise available, if Accounts Owner in its sole discretion reasonably determines that CCRT or CAC has intentionally violated a Non-Program Prohibition or that such violation has occurred due to the gross negligence or willful misconduct of CCRT or CAC, Accounts Owner shall be entitled, effective upon written notice to CCRT and CAC, to refuse to permit any offers or solicitations for new Accounts to be made.

(h)                                 Liquidated Damages Payment and Letter of Credit Draw.  CCRT shall pay Accounts Owner for any liquidated damages due under this Section 4.13 and for any costs and expenses incurred by Accounts Owner reimbursable by CCRT pursuant to Section 4.13(e) within two (2) Business Days of a written request for payment from Accounts Owner.  In the event CCRT fails to pay such amounts as provided herein, Accounts Owner may immediately access the Letter of Credit for any liquidated damages due under this Section 4.13 and for any costs and expenses incurred by Accounts Owner with respect to any corrective action reimbursable by CCRT pursuant to Section 4.13(e).  CCRT shall be responsible for replenishing any such amounts drawn upon within a period of three (3) Business Days and provide Accounts Owner confirmation from the Letter of Credit bank that the amount of the Letter of Credit has been replenished by an amount corresponding to the amount drawn by Accounts Owner.

(i)                                     Acknowledgement of Reasonableness of Liquidated Damages.  CCRT and CAC recognize and acknowledge that the liquidated damages provided for in this Section 4.13 are difficult or impossible to calculate and therefore the liquidated damages set forth herein represent the Parties’ best estimate of the damages Accounts Owner will incur as a result of any breach by CCRT or CAC of the Non-Program Prohibitions set forth in this Section 4.13 and that payment of such liquidated damages amounts represent a reasonable estimate of the total net detriment that Accounts Owner would suffer in the event that CCRT or CAC breaches the Non-Program Prohibitions of this Section 4.13.  CCRT and CAC recognize and acknowledge that any such liquidated damages amount is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Accounts Owner.

(j)                                     Remedies Cumulative.  Nothing contained in this Section 4.13 shall be deemed or construed or serve to limit Account’s Owner right to any other remedies available hereunder or waive or affect CCRT’s indemnity obligations and Accounts Owner’s rights to those indemnity obligations under this Agreement.

(k)                                  Equitable Relief.  CCRT and CAC recognize and acknowledge that Accounts Owner will suffer irreparable injury in the event of any breach of this Section 4.13 and that therefore the remedy at law for any breach or threatened breach of any such provision will be inadequate.  Accordingly, upon a breach or threatened breach of any such provision by CCRT, the Accounts Owner shall, in addition and without prejudice to any other rights and remedies it may have, be entitled as a matter of right, without proof of actual damages, to seek specific performance of such provision and to such other injunctive or equitable relief (without requirement of posting any bond) to enforce or prevent any violation (whether anticipatory, continuing or future) of such provision.

Section 4.14.                                                     Subcontracting and Access Rights.

(a)                                  Subcontracting.  CCRT shall be permitted to subcontract any services; provided, however, that the subcontracting of material, principal servicing functions, including the services listed on the Service Level Standards, shall be permitted only upon prior approval of Accounts Owner pursuant to the terms of the Compliance Plan.  At all times that CCRT is performing services, or subcontracting such services, CCRT shall remain primarily responsible for the Service Level Standards and compliance in all respects with all applicable Requirements of Law and Operating Rules, without regard to whether any service in issue is subcontracted.

(b)                                 Accounts Owner Information Rights.  Upon the written request of Accounts Owner, CCRT shall provide Accounts Owner with a list of all Service Providers with whom CCRT has a relationship that directly relates to the Accounts and the performance by CCRT of its material obligations under this Agreement.  At the written request of Accounts Owner, CCRT shall provide such reasonable additional information with respect to any Service Provider and otherwise reasonably cooperate with Accounts Owner as may be necessary or appropriate to allow Accounts Owner to determine whether the manner in which such Service Provider provides services in connection with the Accounts complies with applicable Requirements of Law and Operating Rules and the terms of this Agreement.

(c)                                  Accounts Owner Step In Rights.  Upon the occurrence of an Event of Default, Accounts Owner shall have the right to assume all of CCRT’s rights in any contractual arrangement with any Service Providers.  CCRT shall execute the form of authorization set forth in Exhibit J authorizing Accounts Owner to exercise the rights of CCRT under such agreement, including the right to terminate such agreement.  CCRT shall be responsible for any termination or other fees due under such agreement in the event Accounts Owner terminates such agreement.

Section 4.15.                                                     Credit Card Association Compliance.  CCRT shall ensure that its services hereunder and any services performed by its Service Providers comply with all applicable Operating Rules and any other requirements imposed by any credit card association or card sponsoring entity whose cards are included in the Program.  CCRT shall be responsible for any fees imposed by any such credit card association or credit card sponsoring entity and for any fines or penalties for CCRT’s or its Service Providers’ failure to comply with the applicable Operating Rules and any other requirements imposed by such association or entity to the extent such fines or penalties are attributable to CCRT or its Service Providers.

[END OF ARTICLE IV]

ARTICLE V
RECEIVABLES PURCHASER RIGHTS & OBLIGATIONS

Section 5.01.                                                     Receivables Purchaser Obligations.

(a)                                  Purchase of Receivables.

(i)                                     CCRT Purchases.  Accounts Owner does hereby sell, transfer, assign, set over and otherwise convey to CCRT, without recourse except as provided herein, and CCRT does hereby purchase, on a daily basis,  one hundred percent (100%) of the Originated Account Receivables in excess of the Aggregate Retained Amount (including all collections and payments with respect to, and all proceeds of, such Originated Account Receivables).  For purposes of this Section 5.01(a)(i), the “Purchase Price” shall be equal to one hundred percent (100%) of the daily Settlement Amount related to such day’s originated Originated Account Receivables in excess of the Aggregate Retained Amount.  Accounts Owner and CCRT intend that the conveyance to CCRT of Accounts Owner’s right, title and interest in and to such Originated Account Receivables shall constitute a sale and not a secured borrowing, including for accounting purposes.  To the extent, however, that such conveyance does not constitute a sale, Accounts Owner hereby grants to CCRT a security interest in all of its right, title and interest, whether now owned or hereafter acquired, in, to and under the Originated Account Receivables and the proceeds thereof.  CCRT shall provide Accounts Owner daily with a report setting forth the calculation of all amounts due under this Section 5.01(a)(i).

(ii)                                  CAC Purchases.  Accounts Owner does hereby sell, transfer, assign, set over and otherwise convey to CAC, without recourse except as provided herein, and CAC does hereby purchase, on a daily basis, one hundred percent (100%) of the Acquired Account Receivables in excess of the Aggregate Retained Amount (including all collections and payments with respect to, and all proceeds of, such Acquired Account Receivables).  For purposes of this Section 5.01(a)(ii), the “Purchase Price” shall be equal to one hundred percent (100%) of the daily Settlement Amount related to such day’s originated Acquired Account Receivables in excess of the Aggregate Retained Amount.  Accounts Owner and CAC intend that the conveyance to CAC of Accounts Owner’s right, title and interest in and to such Acquired Account Receivables shall constitute a sale and not a secured borrowing, including for accounting purposes.  To the extent, however, that such conveyance does not constitute a sale, Accounts Owner hereby grants to CAC a security interest in all of its right, title and interest, whether now owned or hereafter acquired, in, to and under the Acquired Account Receivables and the proceeds thereof.  CCRT shall provide Accounts Owner daily with a report setting forth the calculation of all amounts due under this Section 5.01(a)(ii).

(b)                                 Settlement Procedures.

(i)                                     Settlement for Visa, MasterCard, the Federal Reserve (only for convenience checks) and any applicable card association or credit card sponsoring entity shall each be undertaken separately no later than 2:00 p.m. (Eastern time) on each Business Day.  Accounts Owner shall notify by facsimile transmission the Chief Financial Officer or such officer’s designee at each Receivables Purchaser of each Settlement Amount due to or owed by such Receivables Purchaser for transactions pursuant to Section 5.01(a) above.  Payments due for any day shall be made by the appropriate Party by wire transfer no later than 4:00 p.m. (Eastern time), unless Accounts Owner is late in notifying the applicable Receivables Purchaser of the Settlement Amount due for any day, in which case the appropriate Party shall use all reasonable efforts to send the wire transfer within the time period set forth above or as soon thereafter as possible, but in any event no later than 5:00 p.m. (Eastern time) of the next Business Day following such Receivables Purchaser’s receipt of notice from Accounts Owner.  In the event the wire transfer of the full Purchase Price due from such Receivables Purchaser is not received by Accounts Owner by 3:00 p.m. (Eastern time) of the next Business Day following such Receivables Purchaser’s receipt of notice from Accounts Owner, Accounts Owner may immediately access the Letter of Credit for such past due amount.  The delay until 3:00 p.m. (Eastern time) of the next Business Day shall only apply to the first day’s failure to receive the full Purchase Price from such Receivables Purchaser due within a six (6) month period and does not apply to any subsequent day’s failure by such Receivables Purchaser within such six (6) month period.  For any subsequent days’ failure within such six (6) month period, Accounts Owner shall be entitled to immediately access the Letter of Credit for the sum of the past due amount, plus a fee of ten thousand dollars ($10,000.00).  The Parties acknowledge and agree that from time to time, Accounts Owner, in its sole discretion may, but shall have no obligation to, delay exercising its right to immediately access the Letter of Credit for any past due amount pursuant to this Section 5.01(b)(i).  In no event shall any such delay be deemed to be a waiver by Accounts Owner of the right to (A) immediately access the Letter of Credit at any time prior to payment of such past amounts due, (B) to receive payment of all such amounts when due or (C) to immediately access amounts under the Letter of Credit for any such amounts that subsequently become past due.

(ii)                                  The Party receiving payment shall promptly notify the Party sending payment by facsimile or written electronic transmission if any such required payment is not received when due and shall use reasonable efforts to provide such notice to the Party sending payment by 5:30 p.m. (Eastern time) of the due date but in no event shall such notice be given later than 12:30 p.m. (Eastern time) of the Business Day following said due date.

(c)                                  Dispute and Letter of Credit Draw.

(i)                                     In the event a Receivables Purchaser has reason to dispute the accuracy of the Settlement Amount reported by Accounts Owner for any day, such Receivables Purchaser shall promptly so notify Accounts Owner, but such notice shall not effect any Party’s obligation for timely payment of the Settlement Amount as noticed by Accounts Owner.

(ii)                                  In the event it is determined that a Receivables Purchaser was correct in disputing the accuracy of the Settlement Amount for a given day, or if Accounts Owner shall fail for any other reason to properly remit the Settlement Amount due for any given day to such Receivables Purchaser, Accounts Owner shall promptly remit to such Receivables Purchaser (A) the amount due such Receivables Purchaser with interest thereon computed at the rate of three (3) percentage points above the Accounts Owner “Prime Rate” in effect on the date said sum was first due, or (B) one hundred dollars ($100.00), whichever is greater.

(iii)                               If a Receivables Purchaser shall fail for any reason to remit to Accounts Owner the Settlement Amount due for any given day, then such Receivables Purchaser shall promptly remit to Accounts Owner the amount due Accounts Owner with interest thereon from the date such sum was due until the date the Settlement Amount is paid, computed at the rate of three (3) percentage points above the Accounts Owner Prime Rate in effect on the date said sum was first due.  However, if a Receivables Purchaser makes a payment under this provision and Accounts Owner uses the Letter of Credit to satisfy the Purchase Price due from such Receivables Purchaser then Accounts Owner shall (A) have the right to retain such duplicate payment by such Receivables Purchaser as security for such Receivables Purchaser’s obligations under this Agreement until receipt by Accounts Owner of written confirmation from the Letter of Credit bank that the amount of the Letter of Credit has been replenished by an amount corresponding to such Receivables Purchaser’s duplicate payment, and, upon receipt of such confirmation, Accounts Owner shall promptly remit to such Receivables Purchaser the amount due such Receivables Purchaser and (B) if Accounts Owner’s remittance is made more than one (1) Business Day following the receipt by Accounts Owner of such confirmation, with (1) interest thereon computed at the rate of three (3) percentage points above the Accounts Owner Prime Rate in effect on the date said sum was paid in duplicate, for each full Business Day between the receipt by Accounts Owner of such confirmation and Accounts Owner’s remittance, or (2) one hundred dollars ($100.00), whichever is greater.

(iv)                              If a Receivables Purchaser fails on any given day to pay the Purchase Price due from such Receivables Purchaser indicated by Accounts Owner, as provided hereunder, even in the event such Receivables Purchaser disputes such amount, and such failure is not cured within five (5) Business Days from the date such Receivables Purchaser receives notification of nonpayment, Accounts Owner may (but need not and without waiver of its rights), in addition to any other rights and remedies it may have, upon notice to applicable Receivables Purchaser sell to any third party any interest in the applicable Receivables that such Receivables Purchaser failed to purchase; provided, however, that Accounts Owner shall not sell any interest in the applicable Receivables until it shall have utilized all funds available under the Letter of Credit to purchase the applicable Receivables for such Receivables Purchaser’s account.

(d)                                 Account Ownership.  Accounts Owner shall remain the owner of all Accounts, notwithstanding any sale of any Receivables to a Receivables Purchaser or a third party, under this Section 5.01.  Neither Receivables Purchaser shall be deemed to have assumed any obligations of Accounts Owner with respect to the Accounts by virtue of any purchase of an interest in Receivables hereunder.  Except as otherwise provided herein, Accounts Owner shall not sell any Receivables or any interest therein to any third party without the prior written consent of the applicable Receivables Purchaser.

(e)                                  Additional Documentation.  The sale of Receivables contemplated in Section 5.01(a) shall occur upon settlement therefor by or on behalf of the applicable Receivables Purchaser and no additional documents shall be required by the Parties to effect any such sale.  Notwithstanding the foregoing, if, in the reasonable judgment of a Party, in connection with any such purchase and sale, any additional instrument, document, or certificate is required to further evidence such purchase and sale, the other Party shall execute and deliver any such document.

(f)                                    Full Purchase Price.  The Parties acknowledge that notwithstanding references in this Agreement to the Settlement Amount, the payment due for any day from a

Receivables Purchaser shall include the full Purchase Price for Receivables sold to such Receivables Purchaser.  The Parties further acknowledge and agree that any proceeds, or other collections or other accounts related to the Receivables purchased by a Receivables Purchaser shall not be reduced by any amounts owed by such Receivables Purchaser in respect of the Purchase Price of Receivables sold to such Receivables Purchaser, and such proceeds shall be deposited daily into an account or accounts as designated by such Receivables Purchaser.

Section 5.02.                                                     Regulatory Inspections.  Each Receivables Purchaser shall make available its facilities, personnel and records for examination or audit (a) when requested by Governmental Authorities with jurisdiction over Accounts Owner (including the Federal Deposit Insurance Corporation and the Georgia Commissioner of Banking) or (b) when required by any applicable card association or credit card sponsoring entity in accordance with its Operating Rules.

[END OF ARTICLE V]

ARTICLE VI
FINANCIAL PROVISIONS

Section 6.01.                                                     Deposit.  Throughout the Term, CCRT shall maintain at Accounts Owner a non-interest bearing deposit of one million dollars ($1,000,000.00) (the “Deposit”).  Such Deposit shall be refundable to CCRT and paid to CCRT by Accounts Owner after termination of this Agreement, after all amounts due to Accounts Owner pursuant to this Agreement have been paid, but in no event earlier than thirty (30) days following termination of this Agreement.  The Deposit shall bear interest at Accounts Owner’s Prime Rate from the date of termination of this Agreement until the Deposit is refunded to CCRT.

Section 6.02.                                                     Letter of Credit.  Commencing within thirty (30) days of the Effective Date and thereafter during the Term, CCRT shall maintain an irrevocable letter of credit in the amount of ten million dollars ($10,000,000.00) (such letter and any replacement or additional letters are collectively referred to as “Letter of Credit”) in favor of Accounts Owner with a financial institution approved by Accounts Owner to secure its obligations under this Agreement.  The Letter of Credit shall be substantially in the form attached as Exhibit F.  The Letter of Credit shall be irrevocable through the termination of this Agreement and thereafter until Accounts Owner shall no longer own any of the Accounts.  In the event the Letter of Credit is not renewed prior to five (5) Business Days before its expiration, Accounts Owner may draw down the entire amount of the Letter of Credit, and hold such funds as collateral in an interest bearing account designated by Accounts Owner (with interest at a rate equal to the monthly LIBOR rate as published in the Wall Street Journal), and may apply such funds to any amounts due Accounts Owner hereunder.

Section 6.03.                                                     Debt Waiver Program Fee.  For the services CCRT provides to Accounts Owner in connection with the Debt Waiver Program, CCRT shall receive each month a debt waiver servicing and administration fee equal to the net revenue from the Debt Waiver Program for the month minus a bank origination percentage of two percent (2%) of net revenue from the Debt Wavier Program for that month; provided, however, that the bank origination percentage shall increase to four percent (4%) once reserves are sufficient to cover the cancellation risk and Accounts Owner converts its program to a self-insured arrangement from a contractual liability insurance arrangement.  In no event, however, shall such origination percentage exceed twenty thousand dollars ($20,000.00) in any month.  CCRT shall deliver monthly reports showing net revenues, cancellation risk revenues and other program information in mutually agreeable format.

Section 6.04.                                                     Other Fees.  Commencing on the Effective Date, CCRT shall also pay Accounts Owner the fees set forth in Exhibit J.

Section 6.05.                                                     Interest on Late Payments.  In the event CCRT does not pay Accounts Owner the full amount of fees due under Sections 6.03 and 6.04 within forty five (45) days of the applicable date such payment is due, CCRT shall be assessed interest charges on the outstanding amounts at the monthly rate of one and one half percent (1.5%).

Section 6.06.                                                     Payments After Termination.  Termination of this Agreement shall not terminate CCRT’s obligation to pay Accounts Owner for all services or other performance and for all expenses incurred under or in connection with this Agreement, whether performed or incurred before or after such termination.

Section 6.07.                                                     Non-Credit Revenue on Accounts.

(a)                                  Benefits.  CCRT shall, at its own expense and at no cost to Accounts Owner, arrange for third parties to provide Benefits to Cardholders in connection with the Program.

(b)                                 Solicitation.  CCRT shall be entitled, at its own expense, to solicit Cardholders for goods and services, including Benefits, and to place Materials in communications by Accounts Owner to Cardholders.  No Materials may be distributed by CCRT without the approval of Accounts Owner.

(c)                                  Inserts.  CCRT shall meet all applicable standards and requirements in connection with inserts in periodic statements and shall comply with applicable Requirements of Laws and Operating Rules in connection therewith.

(d)                                 Income.  CCRT shall be entitled to retain all income and fees, if any, resulting from the foregoing Benefits, solicitations, and promotions.

Section 6.08.                                                     Rebates and Fees.  Any rebates, marketing fees, revenues or other fees or discounts (including any interchange fees) that are paid or granted by VISA, MasterCard, or any other applicable card association or credit card sponsoring entity to Accounts Owner with respect, or apportionable, to Accounts shall be paid over to the applicable Receivables Purchaser as additional consideration under this Agreement net of, with respect to VISA, any Visa Base 1 or Base 2 billings to Accounts Owner, or with respect to MasterCard, any INET or INAS, with respect, or apportionable, as to each, to Accounts.

Section 6.09.                                                     State Tax Assessments.  In the event that Accounts Owner is or may be liable for State Tax, Accounts Owner shall notify CCRT and provide appropriate information concerning the State Tax to allow CCRT to verify the amount of the State Tax and its relationship to activities undertaken pursuant to the Program.  CCRT shall reimburse Accounts Owner for such State Tax amount, by the later of thirty (30) days after the date CCRT receives notice from Accounts Owner or thirty (30) days after the State Tax is due.  The Parties shall consult in good faith regarding how the State Tax may be challenged or minimized in a commercially reasonable manner; provided, however, that Accounts Owner shall retain in its sole discretion the right to control all fillings made in connection with such State Tax.  In the event that Accounts Owner receives reimbursement or credit for any portion of an amount of State Tax paid by CCRT, Accounts Owner shall promptly pay CCRT for the amount of such reimbursement or credit.  “State Tax” shall mean any assessment for any state or local corporate income and Franchise taxes or similar charges imposed on or measured with respect to Accounts Owner’s net or gross income, gross receipts, capital stock, or net worth that relate to activities undertaken pursuant to the Program, excluding any state or local taxes imposed on Accounts Owner with respect to fees it receives under Section 6.03 and 6.04 and any taxes or charges unrelated to activities undertaken pursuant to the Program, even if Accounts Owner would not have been required to pay such taxes or charges but for its participation in the Program.

[END OF ARTICLE VI]

ARTICLE VII
REPRESENTATIONS & WARRANTIES

Section 7.01.                                                     Representations and Warranties of Accounts Owner.  Accounts Owner hereby represents and warrants to, and agrees with, CCRT and CAC that:

(a)                                  Organization.  Accounts Owner is a bank duly organized, validly existing and in good standing under the laws of the State of Georgia.

(b)                                 FDIC Membership.  Accounts Owner is, and at all times during the Term hereof will remain, a member of the Federal Deposit Insurance Corporation.

(c)                                  Capacity; Authority; Validity.  Accounts Owner has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which Accounts Owner is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements to which Accounts Owner is a party.  The making, execution, delivery and performance of this Agreement and the Related Agreements to which Accounts Owner is a party and the consummation by Accounts Owner of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Accounts Owner.  This Agreement and the Related Agreements to which Accounts Owner is a party have been duly and validly executed and delivered by Accounts Owner and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, this Agreement and the Related Agreements to which Accounts Owner is a party will constitute the valid, legal and binding obligations of Accounts Owner, enforceable against Accounts Owner in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(d)                                 Conflicts; Defaults.  Neither the execution and delivery of this Agreement and the Related Agreements to which the Accounts Owner is a party nor the consummation of the transactions contemplated hereby or thereby by Accounts Owner will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, judgment or decree to which Accounts Owner is a party or by which Accounts Owner is bound, except such conflicts, breaches, defaults or accelerations that would not have, individually or in the aggregate, a material adverse effect on Accounts Owner or (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document of Accounts Owner.

(e)                                  Consents.  Neither the execution and delivery of this Agreement and the Related Agreements to which Accounts Owner is a party, nor the consummation of the transactions contemplated hereby and thereby by Accounts Owner will (i) require any consent, approval, authorization, registration or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Accounts Owner is a party, or (ii) require the consent or approval of any other party to any contract, instrument or commitment to which Accounts Owner is a party, other than (A) consents, approvals, authorizations, registrations or filings with any Governmental Authority, which have been or will be obtained or made prior to or on the Effective Date and (B) where the failure to obtain such consents, approvals, authorizations or registrations or to make such filings would not have a material adverse effect on Accounts Owner.  Any such consent, approval, authorization, registration or filing that has been obtained, effected or given is in full force and effect.  Accounts Owner is not subject to any agreement with any Governmental Authority which would prevent the consummation by it of the transactions contemplated by this Agreement and the Related Agreements to which Accounts Owner is a party.  Accounts Owner is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, which would reasonably be expected to have a material adverse effect on Accounts Owner.

(f)                                    Litigation.  There is no action, suit, proceeding, claim, or other litigation, or any investigation by any Governmental Authority, pending, or, to Accounts Owner’s Knowledge, any action, suit, proceeding, claim, or other litigation or any investigation by any Governmental Authority threatened, against Accounts Owner or any of its Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Accounts Owner.

(g)                                 Insolvency.  Accounts Owner did not enter into the transactions contemplated by this Agreement or any Related Agreement to which Accounts Owner is a party (i) in contemplation of its insolvency, (ii) after committing an act of insolvency, (iii) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable law or regulations, or (iv) with intent to hinder, delay or defraud itself or any of its creditors.

(h)                                 Compliance with Laws and Operating Rules.  Accounts Owner has in effect on the date hereof all qualifications required under all applicable Requirements of Law and Operating Rules to perform its obligations hereunder, and is in material compliance with such Requirements of Laws and Operating Rules.

(i)                                     Accuracy of Representations and Warranties.  The representations and warranties of Accounts Owner contained herein shall be true and correct in all material respects, in each case on and as of the date of this Agreement and the Effective Date as though made on and as of such time.

Section 7.02.                                                     Representations and Warranties of CCRT.  As of the date hereof, CCRT hereby represents and warrants to, and agrees with, CAC and Accounts Owner as of the date hereof that:

(a)                                  Organization.  CCRT is a corporation, duly organized and validly existing and in good standing under the laws of the State of Georgia.

(b)                                 Capacity; Authority; Validity.  CCRT has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements to which CCRT is a party.  The making, execution, delivery and performance of this Agreement and the Related Agreements to which CCRT is a party and the consummation by CCRT of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of CCRT.  This Agreement and the Related Agreements to which CCRT is a party have been duly and validly executed and delivered by CCRT and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, this Agreement and the Related Agreements to which CCRT is a party will constitute the valid, legal and binding obligations of CCRT, enforceable against CCRT in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(c)                                  Conflicts; Defaults.  Neither the execution and delivery of this Agreement and the Related Agreements to which CCRT is a party by CCRT nor the consummation of the transactions contemplated hereby or thereby by CCRT will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, judgment or decree to which CCRT is a party or by which CCRT is bound, except such conflicts, breaches, defaults or accelerations that would not have, individually or in the aggregate, a material adverse effect on CCRT or (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document of CCRT.

(d)                                 Consents.  Neither the execution and delivery of this Agreement and the Related Agreements to which CCRT is a party, nor the consummation of the transactions contemplated hereby and thereby by CCRT will (i) require any consent, approval, authorization, registration or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which CCRT is a party or (ii) require the consent or approval of any other party to any contract, instrument or commitment to which CCRT is a party, other than (A) consents, approvals, authorizations, registrations or filings with any Governmental Authority, which have been or will be obtained or made prior to or on the Effective Date and (B) where the failure to obtain such consents, approvals, authorizations or registrations or to make such filings would not have a material adverse effect on CCRT.  Any such consent, approval, authorization, registration or filing that has been obtained, effected or given is in full force and effect.  CCRT is not subject to any agreement with any Governmental Authority which would prevent the consummation by it of the transactions contemplated by this Agreement and the Related Agreements to which CCRT is a party.  CCRT is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, which would reasonably be expected to have a material adverse effect on CCRT.

(e)                                  Litigation.  There is no action, suit, proceeding, claim, or other litigation, or any investigation by any Governmental Authority, pending, or, to CCRT’s Knowledge, any action, suit, proceeding, claim, or other litigation or any investigation by any Governmental Authority threatened, against CCRT or any of its Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CCRT.

(f)                                    Compliance with Laws and Operating Rules.  CCRT has in effect on the date hereof all qualifications required under all applicable Requirements of Law and Operating Rules in order to properly service the Accounts and the Receivables and to perform its obligations hereunder, and is in material compliance with such Requirements of Law and Operating Rules.

(g)                                 Maintenance of Accounts.  CCRT has performed its servicing obligations with respect to the Accounts under the Original Affinity Agreement and the Original Facilities Agreement in compliance with all applicable Requirements of Law and Operating Rules.

(h)                                 Business Continuity and Recovery Standards.  In accordance with the requirements set forth in Exhibit E, CCRT maintains a plan that complies with the Business Continuity and Recovery Standards to be implemented in the event a disaster disrupts or impairs its production business or operations and maintains a back-up, disaster recovery and off-site storage capabilities to assure business continuity and recovery.

(i)                                     CompuCredit Marks.  The CompuCredit Marks licensed to Accounts Owner pursuant to Section 9.02 do not infringe upon the rights of any third party.

(j)                                     Accuracy of Representations and Warranties.  The representations and warranties of CCRT contained herein shall be true and correct in all material respects, in each case on and as of the date of this Agreement and the Effective Date as though made on and as of such time.

Section 7.03.                                                     Representations and Warranties of CAC.  As of the date hereof, CAC hereby represents and warrants to, and agrees with, Accounts Owner and CCRT that:

(a)                                  Organization.  CAC is a Nevada corporation, duly organized and validly existing and in good standing under the laws of the State of Nevada.

(b)                                 Capacity, Authority, Validity.  CAC has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which CAC is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements to which CAC is a party.  The making, execution, delivery and performance of this Agreement and the Related Agreements and the consummation by CAC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of CAC.  This Agreement and the Related Agreements to which CAC is a party have been duly and validly executed and delivered by CAC, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, this Agreement and the Related Agreements to which CAC is a party will constitute the valid, legal and binding obligations of CAC, enforceable against CAC in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws relating to or affecting creditors’ rights generally and by general equity principles).

(c)                                  Conflicts; Defaults.  Neither the execution and delivery of this Agreement and the Related Agreements to which CAC is a party by CAC nor the consummation of the transactions contemplated hereby or thereby by CAC will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, judgment or decree to which CAC is a party or by which CAC is bound, except such conflicts, breaches, defaults or accelerations that would not have, individually or in the aggregate, a material adverse effect on CAC or (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document of CAC.

(d)                                 Consents.  Neither the execution and delivery of this Agreement and the Related Agreements to which CAC is a party by CAC, nor the consummation of the transactions contemplated hereby and thereby by CAC  will (i) require any consent, approval, authorization, registration or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which CAC is a party or (ii) require the consent or approval of any other party to any contract, instrument or commitment to which CAC is a party, other than (A) consents, approvals, authorizations, registrations or filings with any Governmental Authority, which have been or will be obtained or made prior to or on the Effective Date and (B) where the failure to obtain such consents, approvals, authorizations or registrations or to make such filings would not have a material adverse effect on CAC.  Any such consent, approval, authorization, registration or filing that has been obtained, effected or given is in full force and effect.  CAC is not subject to any agreement with any Governmental Authority which would prevent the consummation by it of the transactions contemplated by this Agreement and the Related Agreements to which CAC is a party.  CAC is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, which would reasonably be expected to have a material adverse effect on CAC.

(e)                                  Litigation.  There is no action, suit, proceeding, claim, or other litigation, or any investigation by any Governmental Authority, pending, or, to CAC’s Knowledge, any action, suit, proceeding, claim, or other litigation or any investigation by any Governmental Authority threatened, against CAC or any of its Affiliates that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on CAC.

(f)                                    Compliance with Laws and Operating Rules.  CAC has in effect on the date hereof all qualifications required under all applicable Requirements of Law and Operating Rules in order to perform its obligations hereunder, if any, and is in material compliance with such Requirements of Law and Operating Rules.

(g)                                 Maintenance of Accounts.  CAC has performed its obligations if any with respect to the Accounts under the Original Affinity Agreement and Original Facilities Agreement in compliance with all applicable Requirements of Law and Operating Rules.

(h)                                 Accuracy of Representations and Warranties.  The representations and warranties of CAC contained herein shall be true and correct in all material respects, in each case on and as of the date of this Agreement and the Effective Date as though made on and as of such time.

[END OF ARTICLE VII]

ARTICLE VIII
COVENANTS

Section 8.01.                                                     Mutual Covenants and Agreements.  Each Party hereto covenants and agrees that:

(a)                                  Cooperation.  During the terms and for a period that is five (5) years after the expiration or termination of this Agreement, it shall cooperate with the other Parties hereto in furnishing any information, or performing any action reasonably requested by a party hereto, which information or action is necessary for the prompt consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing (i) shall not require a Party to permit any inspection, or to disclose any information, that would result in the disclosure of any trade secrets of third parties, or trade secrets of a Party or any Affiliate of a Party unrelated to the transactions contemplated by this Agreement, or violate any obligations of a Party to any third party with respect to confidentiality if such Party shall have used its reasonable best efforts to obtain the consent of such third party to such inspection or disclosure and (ii) shall not require any disclosure by a Party that shall, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

(b)                                 Other Required Information.  It shall promptly furnish to the other Parties hereto all information as is required to be set forth in any application or statement, or amendment thereto, to be filed with any Governmental Authority, or is requested by any Governmental Authority to be set forth therein, in connection with the regulatory approval or review of the transactions contemplated by this Agreement.

(c)                                  Miscellaneous Agreements.  Subject to the terms and conditions herein provided, each Party to this Agreement shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable hereunder and under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Each Party shall use its reasonable best efforts to obtain consents of all third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.  The Parties and their respective officers, directors and/or employees shall use their reasonable best efforts to take such further actions subsequent to the date hereof as are reasonably necessary, appropriate or desirable to carry out the purposes of this Agreement.

(d)                                 Preserve Accuracy of Representations and Warranties.  Each Party hereto shall refrain from taking any action which would render any representation or warranty of such Party contained in Article VII inaccurate except to the extent such action is necessary under Requirements of Law and Operating Rules, in which case the Party taking such action will use its reasonable best efforts to inform the other Parties prior to taking such required action.  Each Party shall promptly notify the other Parties of any action, suit or proceeding known to it that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(e)                                  Notice of Material Developments.  Each Party shall notify the other Parties as soon as practicable upon learning of (i) the institution or threat of any material lawsuit, administrative action, proceeding, investigation or inquiry against CCRT or Accounts Owner or otherwise relating to any Cardholder(s) or prospective Cardholder(s) or Account(s), or (ii) any material claim or assertion, whether by a Governmental Authority or Cardholder or prospective Cardholder or other Person that any of the matters referred to in Section 4.02  fail to comply with any applicable Requirements of Law, or (iii) any other material developments which may affect any of the Accounts, Cardholders or prospective Cardholders or the Program generally.

(f)                                    Recordkeeping.  Each Party shall maintain books of account and records, in accordance with standard accounting practices and procedures, of all financial transactions arising in connection with its obligations pursuant to this Agreement for a period of not less than five (5) years from the date last recorded or created, and after such time the other Parties shall be offered a reasonable opportunity to take possession of such records at the requesting Party’s expense prior to their destruction.  In addition to and notwithstanding the foregoing, to the extent a Party has sole possession of any records required to be maintained by the other Parties pursuant to applicable Requirements of Law or Operating Rules, the Party with possession shall maintain such records in such form and for such time periods as are provided for in such Requirements of Law and Operating Rules.  Subject to the first sentence of this Section 8.01(f), a Party may, at its own expenses and upon reasonable prior notice to the other Parties, have full access to and the right to inspect and copy the books and records of the other Parties relating to services performed herein by that Party, and during the Term, each Party shall furnish to the other Parties all such information concerning transactions and services provided by it pursuant to this Agreement as that Party may reasonably request.

Section 8.02.                                                     Covenants of Accounts Owner.  Accounts Owner hereby covenants and agrees with CCRT and CAC as follows:

(a)                                  Corporate Existence, Etc.  Accounts Owner shall maintain in full force and effect its applicable bank charter and all licenses and permits required to perform its obligations under this Agreement.  Accounts Owner shall comply in all material respects with all Requirements of Law and Operating Rules in connection with the performance of its obligations under this Agreement.

(b)                                 Preservation of Accounts.  During the Term, Accounts Owner shall not, directly or indirectly, transfer, sell or disclose to any other Person any Cardholder List (whether in written or other form).  Accounts Owner shall not, directly or indirectly, solicit Cardholders by using a Cardholder List, in whole or in part, for any other credit card, or for any other purpose, without the prior written consent of CCRT.  This Section 8.02(b) shall not prohibit any transfer, sale or disclosure of the name, address or telephone number of, or any solicitation of, any person of whose existence Accounts Owner has or obtains knowledge otherwise than by reason of Accounts Owner’s participation in this Agreement.

(c)                                  Sale of Accounts.  Except as provided in this Agreement, Accounts Owner shall not sell or transfer any Account created under the Program, or any interest therein, to any unaffiliated party without the prior written consent of CCRT.

(d)                                 Adverse Action.  During the Term, (i) Accounts Owner shall take no action (or fail to take any action) that would serve to allow for the creation of a lien, pledge,

security interest, or other encumbrance on any of the Receivables or Accounts, (ii) Accounts Owner shall take no action (or fail to take any action) that could result in Accounts Owner no longer being the lawful owner of the Accounts and Receivables, and (iii) Accounts Owner shall take no action (or fail to take any action) that could prevent Accounts Owner from having the absolute right and authority to sell the Accounts and Receivables.

(e)                                  Credit Criteria.  Accounts Owner shall exercise its commercially reasonable best efforts to secure from its loan and underwriting committees, or their equivalent, the approval and ratification of the Credit Criteria and ensure that the permanent records of Accounts Owner reflect such approval and ratification.

(f)                                    Insolvency.  Accounts Owner will not transfer any Receivable to Receivables Purchaser (i) in contemplation of its insolvency, (ii) after committing an act of insolvency, (iii) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable law or regulations, or (iv) with intent to hinder, delay, or defraud itself or any of its creditors.

(g)                                 Official Records.  Each of this Agreement, the Related Agreements to which Accounts Owner is a party, and all resolutions and approvals of Accounts Owner relating thereto will be maintained by Accounts Owner as an official record continuously from the time of its execution.

(h)                                 Obligations.  Accounts Owner shall perform its obligations under this Agreement and the applicable Related Agreements in a timely manner and with due care.

(i)                                     Other rights of CCRT.  Accounts Owner shall not take any other action or fail to take any actions that would adversely affect the rights of CCRT or CAC hereunder.

(j)                                     Compliance with Law.  In performing its obligations under this Agreement, Accounts Owner will comply in all material respects with all Requirements of Law, including Title V of the GLBA and its implementing regulations, and Operating Rules.  Accounts Owner also will comply with any written guidance from a banking agency that applies to the Accounts Owner’s obligations under this Agreement.

Section 8.03.                                                     Covenants of CCRT.  CCRT hereby covenants and agrees with Accounts Owner and CAC as follows:

(a)                                  Obligations.  CCRT will perform its obligations under this Agreement and the applicable Related Agreements in a timely manner and with due care.

(b)                                 Compliance with Law.  In performing its obligations under this Agreement, CCRT will comply in all material respects with all Requirements of Law, including Title V of the GLBA and its implementing regulations, and Operating Rules.  CCRT also will comply with any written guidance from a banking agency that applies to the Accounts Owner’s or CCRT’s obligations under this Agreement.

(c)                                  Other Rights of Accounts Owner.  CCRT will not take any other action (or fail to take any action) with respect to the Accounts that would adversely affect the rights of Accounts Owner as owner of the Accounts.

Section 8.04.                                                     Covenants of CAC.  CAC hereby covenants and agrees with Accounts Owner and CCRT as follows:

(a)                                  Obligations.  CAC will perform its obligations under this Agreement and the applicable Related Agreements in a timely manner and with due care.

(b)                                 Compliance with Law.  CAC will comply in all material respects with all Requirements of Law, including Title V of the GLBA and its implementing regulations.  CAC also will comply with any written guidance from a banking agency that applies to the Accounts Owner’s or CAC’s obligations under this Agreement.

(c)                                  Other Rights of Accounts Owner.  CAC will not take any other action (or fail to take any action) with respect to the Accounts that would adversely affect the rights of Accounts Owner as owner of the Accounts.

[END OF ARTICLE VIII]

ARTICLE IX
INTELLECTUAL PROPERTY

Section 9.01.                                                     Use of Accounts Owner’s Name and Trademarks.

(a)                                  Accounts Owner License Grant.  Accounts Owner hereby grants to CCRT and CAC and their Affiliates, as appropriate, a non-exclusive, royalty-free, non-assignable right and license to use the Accounts Owner name and trademarks provided in Exhibit G (“CB&T Marks”) as necessary to fulfill CCRT’s or CAC’s obligations under this Agreement and the Related Agreements.  Accounts Owner acknowledges and agrees that all Credit Cards re-issued to Cardholders after the Effective Date shall include CB&T Marks, subject to applicable Requirements of Law.  CCRT and CAC shall use CB&T Marks (a) only in connection with the Accounts, (b) in a manner consistent with the current practices of CCRT and CAC, (c) in the forms and formats approved by Accounts Owners; and (d) except as specifically authorized in this Article IX, shall not use the CB&T Marks without the Accounts Owner’s prior written consent.  This license granted hereby shall expire at the end of the Wind Down Period, or as otherwise required by applicable Requirements of Law.

(b)                                 Rights Reserved by Accounts Owner.  It is expressly agreed that neither CCRT nor CAC is purchasing or acquiring any right, title or interest in the CB&T Marks, or any portion thereof, of Accounts Owner or its Affiliates.  CCRT and CAC acknowledge that Accounts Owner exclusively owns the CB&T Marks and the goodwill related thereto and symbolized thereby.  Without Accounts Owner’s prior written consent, neither CCRT nor CAC shall combine the CB&T Marks with any other mark or term.  CCRT and CAC shall not use the CB&T Marks in any manner which could reasonably be expected to materially damage or diminish Accounts Owner’s goodwill related to the CB&T Marks.  CCRT and CAC shall immediately upon receipt of written notice from Accounts Owner cease any act or practice that is not permitted by this Article IX.

Section 9.02.                                                     Use of CCRT’s Name and Trademarks.

(a)                                  CCRT License Grant.  CCRT hereby grants to Accounts Owner and its Affiliates, as appropriate, a non-exclusive, royalty-free, non-assignable right and license to use the CCRT’s names and its trademarks, including the “Aspire” servicemark (the “CompuCredit Marks”) as necessary to fulfill Accounts Owner’s obligations under this Agreement and the Related Agreements.  Accounts Owners shall use the CompuCredit Marks (a) only in connection with the Accounts, (b) in a manner consistent with the current practices of Accounts Owner, (c) in the forms and formats approved by CCRT; and (d) except as specifically authorized in this Article IX, shall not use the CompuCredit Marks without the CCRT’s prior written consent.  This license granted hereby shall expire at the end of the Wind Down Period, or as otherwise required by applicable Requirements of Law.

(b)                                 Rights Reserved by CCRT.  It is expressly agreed that Accounts Owner is not purchasing or acquiring any right, title or interest in the CompuCredit Marks, or any portion thereof, of CCRT or its Affiliates.  Accounts Owner acknowledges that CCRT exclusively owns the CompuCredit Marks and the goodwill related thereto and symbolized thereby.  Without CCRT’s prior written consent, Accounts Owner shall not combine the CompuCredit Marks with any other mark or term.  Accounts Owner shall not use the CompuCredit Marks in any manner which could reasonably be expected to materially damage or diminish CCRT’s goodwill related to the CompuCredit Marks.  Accounts Owner shall immediately upon receipt of written notice from CCRT cease any act or practice that is not permitted by this Article IX.

[END OF ARTICLE IX]

ARTICLE X
CONFIDENTIALITY

Section 10.01.                                               General Confidentiality.

(a)                                  Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean, with respect to a Party, any of the following:  (i) information that is provided by or on behalf of the Party to another Party or its agents in connection with obligations set forth in this Agreement; or (ii) information about the Party or its Affiliates, or their respective business, employees or customers, that is otherwise obtained by another Party in connection with this Agreement, in each case, including:  (A) information concerning business objectives and financial results; (B) information regarding business systems, methods, processes, clients, financing data, programs and products; (C) information unrelated to the Accounts obtained by a Party in connection with this Agreement, including by accessing or being present at the business location of another Party; and (D) proprietary technical information, including source codes.

(b)                                 Exclusions.  The restrictions on disclosure of Confidential Information under this Article X shall not apply to, with respect to a Party, information that:  (i) is already rightfully known with no restrictions on disclosure to such Party at the time it obtains Confidential Information from another Party; (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iv) is contained in, or is capable of being discovered through examination of publicly available records or products; (v) is required to be disclosed by Requirements of Law or by a self-regulatory body (provided, however, that the Party subject to such Requirements of Law shall notify the other applicable Party of any such use or requirement prior to disclosure of any Confidential Information obtained from that Party in order to afford such Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties and shall disclose Confidential Information of the other Party only to the extent required by such Requirements of Law); or (vi) is developed by a Party without the use of any proprietary, non-public information provided by either of the other Parties under this Agreement.  Nothing herein shall be construed to permit the Receiving Party to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under the GLBA and its implementing regulations, or other applicable Requirements of Law or Operating Rules.

(c)                                  Permissible Tax Disclosures.  Notwithstanding anything to the contrary in this Agreement or the Related Agreements, each Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction entered into pursuant to this Agreement and the Related Agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such tax treatment and tax structure.  This authorization of tax disclosure is retroactively effective to the commencement of the first discussions among the parties regarding the transactions contemplated by this Agreement and the Related Agreements.  For these purposes, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the transactions entered into under this Agreement and the Related Agreements.

(d)                                 Agreement Terms.  The terms and conditions of this Agreement shall be deemed the Confidential Information of all of the Parties.

(e)                                  Cardholder Nonpublic Personal Information.  Cardholders’ Nonpublic Personal Information, as defined in the GLBA, is the Confidential Information of Accounts Owner, regardless of any permissible use of such Nonpublic Personal Information by either of the other Parties, but shall become the Confidential Information of the party assuming ownership of the Accounts upon termination or expiration of this Agreement or the party that otherwise acquires such Accounts.

(f)                                    Intellectual Property.  The Intellectual Property owned by each Party shall be the Confidential Information of such Party.

(g)                                 Disclosure to SEC.  Without limiting the generality of Section 10.01(b)(v), and notwithstanding Section 10.01(d), if CCRT is required to file this Agreement with the United States Securities and Exchange Commission (“SEC”) CCRT shall be permitted to do so; provided, however, that CCRT shall use its reasonable best efforts to maintain confidentiality of the Exhibits to this Agreement to the fullest extent permitted under the rules and regulations of the SEC.

Section 10.02.                       Duties of Receiving Party.  A Party that receives Confidential Information of another Party (“Receiving Party”), shall do the following with respect to the Confidential Information of the other such Party (“Disclosing Party”):  (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

Section 10.03.                                               Use and Disclosure of Confidential Information.

(a)                                  Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

(b)                                 Each Receiving Party shall:  (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants and Service Providers who have a reasonable need to access such Confidential Information in connection with this Agreement; and (ii) except for a disclosure pursuant to Section 10.01(g),  ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by the provisions of this Article X and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

Section 10.04.                                               Unauthorized Use or Disclosure of Confidential Information.  Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy.  In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have.  In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information, of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.

Section 10.05.                                               Return or Destruction of Confidential Information.  Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include return of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however:  (i) the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose; (ii) the Receiving Party shall have the right to continued use of Intellectual Property of the Disclosing Party to the extent permitted in this Agreement; and (iii) the Receiving Party shall be permitted to retain in accordance with the requirements of this Article X, that portion of the Confidential Information required to be maintained in accordance with Requirements of Law or the requirements of its auditors.  Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for compliance with applicable Requirements of Law or Operating Rules.

Section 10.06.                                               Cardholder Privacy.

(a)                                  GLBA Definitions and Applicability.  All capitalized terms used in this Article X and not otherwise defined shall have the meaning set forth in Title V of the GLBA and the implementing regulations.  The Parties acknowledge that the GLBA governs each Party’s disclosure of Nonpublic Personal Information about Cardholders or prior Cardholders.  The Parties shall comply with the terms and provisions of the GLBA and other applicable Requirements of Law and Operating Rules, including the provisions of the GLBA regarding the re-use, sharing and re-disclosure of Nonpublic Personal Information and the Safeguards Rule implementing Section 501(b) of the GLBA.

(b)                                 Privacy Protections.  The Parties each represent that it has implemented a comprehensive written information security program that includes administrative, technical and physical safeguards to ensure the security and confidentiality of consumer information as provided in Article XI.  Each Party shall have the right to request information on the security program of the other Parties and shall have the right to review audit reports generated by the other Parties’ independent auditors relating to the other Party’s compliance with such security program and any data privacy requirements and standards provided for in this Agreement.  No Party shall be under any obligation to take any action, which, in its reasonable judgment, would constitute a violation of the GLBA or other applicable Requirements of Law and Operating Rules.  No Party shall take any action in connection with this Agreement which another Party, in its reasonable judgment, believes would constitute a violation of the GLBA or other applicable Requirements of Law or Operating Rules or such other Party’s internal privacy policy issued in compliance with the GLBA.

[END OF ARTICLE X]

ARTICLE XI
INFORMATION SECURITY

Section 11.01.                                               General Information Security.  The Parties shall comply with the following guidelines, or as the Parties may otherwise agree from time to time:

(a)                                  each Party shall implement and maintain an information security plan that meets or exceeds industry standards and which complies with the GLBA regulation guidelines for safeguarding customer information;

(b)                                 CCRT and CAC each shall appoint one (1) employee who is knowledgeable about information security matters (“Information Security Officer”) to respond to Accounts Owner’s inquiries regarding computer and information security; and

(c)                                  each Party shall test, on a reasonable periodic basis, the implementation of its information security plan through the use of network, system, and application vulnerability scanning tools and/or penetration testing.

Section 11.02.                                               Network and Communications Security.  Each Party shall deploy security controls in a multi-layered approach, including intrusion detection and anti-virus systems.  All security control layers shall log and notify any unusual activity twenty-four (24) hours per day, three hundred sixty five (365) days a year.  Administrators shall review logs regularly (at least monthly) and respond to alerts within a reasonable amount of time.  Logs shall be archived onto a write once/read only media for a reasonable amount of time and be accessible for investigation purposes.

Section 11.03.                                               Infrastructure Platforms, Services, and Operations Security.  As appropriate, each Party shall ensure all infrastructure platforms, authentication mechanisms, and services (operating systems, Web servers, database servers, firewalls, routers, etc.) used in connection with Account information are configured and utilized according to industry best practices.

Section 11.04.                                               Access Restrictions.  Each Party shall restrict access to its systems used to fulfill its obligations under this Agreement to those staff members with a job-related need to access the system.  Each Party shall maintain appropriate mechanisms to maintain access restrictions within its systems.

Section 11.05.                                               Physical Security.  Each Party shall maintain all workstations, servers, and network equipment (excluding mobile devices) used to fulfill its obligations under this Agreement in secure facilities owned, operated, or contracted for by the Party.  Each Party shall:

(a)                                  limit access to these secure facilities to authorized staff members and permitted subcontractors with job-related needs;

(b)                                 monitor access to these secure facilities through the use of security guards, surveillance cameras, authorized entry systems, or similar methods capable of recording entry and exit information;

(c)                                  maintain all backup and archival media containing Account information under this Agreement consistent with industry standard practices;

(d)                                 limit access to backup and archival media storage areas and contents to authorized issuer staff members with job-related needs;

(e)                                  perform and document appropriate criminal background checks before personnel assignment and before access is granted to Account information;

(f)                                    revoke access in the event of a subsequent known criminal violation, excluding minor traffic violations;

(g)                                 dispose of Confidential Information and data from any system or media no longer in use by using paper shredders, and CD/DVD shredders, and industry standard magnetic disk destruction methods as appropriate for the applicable medium; and

(h)                                 implement appropriate security measures and safeguards with respect to mobile devices.

Section 11.06.                                               Malicious Code and Virus Protection.  Each Party shall use the latest, commercially available virus and malicious code detection and protection product(s) on all workstations and servers (including mobile devices) used to provide services or fulfill obligations under this Agreement.

Section 11.07.                                               Report Incidents.  CCRT and CAC each shall report occurrences of any security incident, including viruses and malicious code impacting services or obligations under this Agreement to the other Parties within twenty-four (24) hours after discovery, or as soon as permitted by applicable Requirements of Law and Operating Rules.

Section 11.08.                                               Business Continuity and Recovery.  Each Party shall perform backups of all systems, applications, and data used to provide services or fulfill obligations under this Agreement in a manner consistent with the Business Continuity and Recovery Standards.

Section 11.09.                                               Corrective Action.  Upon the occurrence of any security breach or incident that may cause or result in a security breach, the Party primarily responsible for or experiencing such event (which shall include any such breach caused by any third party service provider or subcontractor of such Party) shall, as soon as possible and at its sole expense, implement an action plan to prevent the continuation of such security breach and to mitigate the effects of such security breach, including (a) seeking to recover all personally identifiable data that has been disclosed, lost or released in an unauthorized manner as a result of such security breach and (b) provide notice of such security breach to Cardholders and other Persons as required by all applicable Requirements of Law and Operating Rules.

Section 11.10.                                               Generally Accepted Security Procedures.  Each Party shall, in addition to the other requirements set forth herein, ensure that its security measures are consistent with industry standard practices and with any generally accepted security procedures and practices that may be developed or adopted.

Section 11.11.                                               Audit Rights.  The Parties shall grant each other reasonable and appropriate audit rights for the purpose of verifying compliance with the security measures set forth herein.

Section 11.12.                                               Penalties and Fines.  Without limiting any other indemnification obligations of the Parties set forth herein, each Party recognizes and acknowledges that it shall be responsible for any and all Losses related to or arising from any security incident caused by such Party, and shall hold harmless and indemnify the other Parties for any such Losses.

[END OF ARTICLE XI]

ARTICLE XII
INSURANCE

Section 12.01.                                               CCRT Insurance.  Throughout the Term of this Agreement, CCRT shall maintain at all times at its own cost and expense:

(a)                                  Commercial General Liability Insurance, and umbrella coverage, covering its premises, including bodily injury, property damage, broad form contractual liability and independent contractors, with primary limits of not less than twenty-five million dollars ($25,000,000.00).

(b)                                 Fidelity Insurance covering employee dishonesty with respect to all aspects of the Program, in an amount not less than ten million dollars ($10,000,000.00).

(c)                                  Workers’ Compensation Insurance as mandated or allowed by the state in which the Program are being performed, including at least five hundred thousand dollars ($500,000.00) coverage for Employer’s Liability.

(d)                                 All Risk Property Insurance in an amount adequate to cover the cost of replacement of all equipment, improvements, and betterments CCRT is required to maintain pursuant to its obligations under Section 7.02(h), in the event of loss or damage to the same.

(e)                                  Errors and Omissions Insurance in the amount of at least five million dollars ($5,000,000.00).

(f)                                    Business Interruption and Extra Expense Insurance in the amount of at least one million dollars ($1,000,000.00).

Section 12.02.                                               Policy Ratings.  All policies of such insurance shall be written by a carrier or carriers rated “A” or above by AM Best, shall contain a clause requiring the carrier to give Accounts Owner at least thirty (30) days’ prior written notice of any material change or cancellation of coverage for any reason.  Simultaneously with CCRT’s execution of this Agreement, and thereafter upon written request, CCRT shall deliver to Accounts Owner original Certificates of Insurance evidencing the coverage required by this Article XII.

[END OF ARTICLE XII]

ARTICLE XIII
EVENTS OF DEFAULT

Section 13.01.                                               Events of Default.  Each of the following shall be an “Event of Default” hereunder with respect to each Party:

(a)                                  Performance Default.  The occurrence of a Performance Default.  A “Performance Default” shall mean a Party defaults in the performance of any of its material duties or obligations under this Agreement, other than with respect to a Receivables Purchase Payment Default and other than with respect to any Non-Program Prohibition violation and fails to correct the default to the reasonable satisfaction of the other non-defaulting Party, within a thirty (30) day cure period commencing upon receipt of notice from the non-defaulting party or, if, at the reasonable discretion of the non-defaulting Party, such non-performance cannot be cured within thirty (30) days, such additional time as deemed reasonable by the non-defaulting Party to cure such default, but not more than an additional thirty (30) days, and so long as the defaulting Party has notified the non-defaulting Party within the initial thirty (30) day period and in sufficient detail of its plans to initiate substantive steps to remedy the breach and diligently thereafter pursues the same to completion within such additional thirty (30) day period.

(b)                                 Bankruptcy Event.  The Occurrence of a Bankruptcy Event.  A “Bankruptcy Event” shall mean a Party files any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law, or a Party makes an assignment of its assets for the benefit of creditors, or upon the application of a Party for the appointment of a receiver or trustee of its assets.

(c)                                  Receivables Purchase Payment Default.  The occurrence of a Receivables Purchase Payment Default.  A “Receivables Purchase Payment Default” shall mean the failure of a Receivables Purchaser, as applicable, to pay the full Purchase Price due by such Receivables Purchaser as specified by Accounts Owner for any day by 4:00 p.m. (Eastern time) that day pursuant to Section 5.01 (or, if Accounts Owner was late in notifying Receivables Purchaser of the Purchase Price due by such Receivables Purchaser, by 4:00 p.m. (Eastern time) of the next Business Day following such Receivables Purchaser’s receipt of notice from Accounts Owner of the Purchase Price due), unless such failure is fully corrected by such Receivables Purchaser, in the manner described below by 4:00 p.m. (Eastern time) of the third calendar day thereafter (or on the first Business Day after such third calendar day if such third calendar day is not a Business Day).  For purposes of this Section 13.01(c), the failure to pay the Purchase Price due for any day shall be considered “fully corrected” only when the applicable Receivables Purchaser  shall have both (i) paid Accounts Owner by wire transfer of collected funds the full Purchase Price due from such Receivables Purchaser as specified by Accounts Owner for the first day the Purchase Price due was not paid in full and for each day thereafter for which the Purchase Price due as specified by Accounts Owner was not paid in full by the applicable Receivables Purchaser (“Past Due Amounts”) and (ii) to the extent Accounts Owner shall have drawn on the Letter of Credit to satisfy all or part of any of such Past Due Amounts, replenished the Letter of Credit by the full amount drawn and caused Accounts Owner to be in receipt of written notification from the Letter of Credit bank of such replenishment, or alternatively, provided Accounts Owner written authority to communicate with the bank issuing the Letter of Credit and like written authority for said bank to disclose to Accounts Owner that the Letter of

Credit has been replenished and the details associated therewith and the bank confirms that the Letter of Credit has been replenished.

(d)                                 Pledge Default.  The occurrence of a Pledge Default.  A “Pledge Default” shall mean (i) an “Event of Default” (as defined in the Pledge and Security Agreement) shall have occurred or (ii) CCRT shall fail to comply with its obligations under Section 4.02(c) of the Pledge and Security Agreement.

[END OF ARTICLE XIII]

ARTICLE XIV
TERM & TERMINATION

Section 14.01.                                               Term Periods.

(a)                                  Term.  The term of this Agreement shall commence on the Effective Date and continue until the end of the Wind Down Period (the “Term”).

(b)                                 Initial Term.  The “Initial Term” of this Agreement shall commence on the Effective Date and continue until March 31, 2009.

(c)                                  Renewals.  This Agreement shall be extended for renewal terms of two (2) years each (each such two (2) year period a “Renewal Term”), unless one Party notifies the other Parties of its intent to terminate this Agreement (“Termination Notice”) by giving written notice to the other Parties (i) by October 31, 2008 with respect to a renewal following the Initial Term, and (ii) thereafter, by October 31 of the calendar year prior to the end of any applicable Renewal Term (or if such October 31st date is not a Business Day, the next following Business Day).

Section 14.02.                                               General Termination Rights.  Each Party, reserving all other remedies and rights hereunder, in whole or in part, may terminate this Agreement:

(a)                                  immediately upon written notice to (i) the other Parties by Accounts Owner upon the occurrence of a Bankruptcy Event by CCRT or CAC or (ii) Accounts Owner by CCRT and CAC upon the occurrence of a Bankruptcy Event by Accounts Owner;

(b)                                 upon ten (10) Business Days prior written notice to (i) the other Parties by Accounts Owner upon the occurrence of a Performance Default with respect to CCRT or CAC or (ii) Accounts Owner by CCRT and CAC upon the occurrence of a Performance Default with respect to Accounts Owner;

(c)                                  on or after the ninetieth (90) day following the giving of notice by a Party to the other Parties that such notice-giving Party’s performance is prevented or delayed by a Force Majeure Event if the failure to perform has not been cured at the end of such ninety (90) day period;

(d)                                 on or after the ninetieth (90) day following the giving of notice by a Party to the other Parties that such notice-giving Party’s performance is rendered (through no act or omission of such Party) illegal or impermissible for that Party or its ultimate parent corporation due to changes in Requirements of Law or Operating Rules applicable to the terminating party or upon such earlier date as may be required to comply with such change in Requirements of Law or Operating Rules; and

(e)                                  upon written notice to the other Parties by CCRT pursuant to its termination right set forth in Section 3.08(c).

Section 14.03.                                               Accounts Owner Termination Rights.  In addition to its rights under Section 14.02, Accounts Owner, reserving all other remedies and rights hereunder, in whole or in part, may terminate this Agreement:

(a)                                  immediately upon written notice to CCRT and CAC upon a Receivables Purchase Payment Default;

(b)                                 immediately upon written notice to CCRT and CAC upon a Pledge Default;

(c)                                  immediately upon the occurrence of any event specified in Section 4.13(f) giving Accounts Owner a termination right in connection with a Non-Program Prohibition violation or a Non-Program Violation Notice violation.

Section 14.04.                                               Ownership of a Bank by CCRT.  If CCRT or its Affiliates receives approval to establish or obtain control of any bank, thrift or industrial loan company, upon notice to Accounts Owner, CCRT may terminate this Agreement and exercise its rights under Section 14.06 to purchase all Accounts and Receivables then owned by Accounts Owner or an Affiliate of Accounts Owner, for a total price equal to one hundred percent (100%) of the Receivables then owed by Accounts Owner and any Affiliate of Accounts Owner, with such sale to occur as expeditiously as possible on a mutually agreed upon date.

Section 14.05.                                               Wind Down Period.

(a)                                  General Obligations.  The Parties agree that there will be a one hundred and eighty (180) day period for winding down the servicing and administration provided by CCRT pursuant to this Agreement and converting the Accounts to an alternative credit card issuer or processor (the “Wind Down Period”) that will commence upon the first to occur of the following:  (i) the end of the Initial Term or any Renewal Term if a Termination Notice has been issued in accordance with Section 14.01(c); or (ii) the earlier termination or expiration of this Agreement pursuant to its terms.

(b)                                 Conversion Plan.  During the Wind Down Period, the Parties shall use all commercially reasonable efforts to develop and implement a plan to convert the Accounts to such alternative accounts owner or credit card issuer or if applicable, CCRT.

(c)                                  Ongoing Obligations.  During the Wind Down Period, the Parties shall continue to perform their obligations and shall remain liable for the representations and warranties, covenants and indemnification obligations under this Agreement and the Related Agreements.  Notwithstanding the foregoing, Accounts Owner reserves the right to close any or all Accounts in the event that Accounts Owner has terminated this Agreement due to a Receivables Purchase Payment Default.

(d)                                 Reimbursement Obligations.  Receivables Purchaser shall reimburse Accounts Owner for all costs reasonably incurred by Accounts Owner in connection with the Program during the Wind Down Period.

(e)                                  Duties After Termination.  During the Wind Down Period, in order to preserve the goodwill of Cardholders, the Parties shall cooperate in order to ensure a smooth and orderly termination of their relationship and a transition of Accounts.  In the event Accounts Owner terminates this Agreement, Accounts Owner shall continue to fulfill all of its obligations hereunder (which shall not include establishing any new Accounts) during the Wind Down

Period in order to allow CCRT to convert the Accounts to an alternative credit card issuer or processor; provided, however, that (i) if the termination results from a Receivables Purchase Payment Default, then Accounts Owner, effective immediately upon such termination, may refuse to authorize any new charges on Accounts and (ii) in the event of any other termination of this Agreement by Accounts Owner, if during the Wind Down Period there occurs a Receivables Purchase Payment Default, then effective immediately upon notice to CCRT, Accounts Owner may refuse to authorize any new charges on Accounts.  Article XVI shall be inapplicable to disputes relating to the matters referred to in the proviso in the preceding sentence.  The Parties acknowledge that neither the termination of this Agreement nor the termination of any Related Securitization Agreement (under which specified Receivables are purchased by a Receivables Purchaser from Accounts Owner in connection with securitizations or similar transactions by a Receivables Purchaser) shall terminate the obligations of Receivables Purchaser to purchase and pay for all Receivables pursuant to Section 5.01.

Section 14.06.                                               CCRT Purchase of Accounts.

(a)                                  Purchase and Put Rights.  Upon expiration or termination of this Agreement (i) CCRT shall have the right, exercisable by providing written notice to Accounts Owner no later than sixty (60) days after notice of termination is provided by a Party hereunder, to purchase all of the Accounts and all Receivables then owned by Accounts Owner or to arrange for said purchase by a financial institution designated by CCRT and (ii) Accounts Owner shall have the right, exercisable by providing written notice to CCRT, to cause CCRT to purchase all of the Accounts and (to the extent not previously purchased by CCRT or CAC) all of the Receivables as of the date of such purchase.  The purchase price in the event of a purchase and sale under this Section 14.06(a) shall be equal to one hundred percent (100%) of the Receivables related to the Accounts then owned by Accounts Owner whether or not such Accounts are charged-off on the date of purchase.

(b)                                 Books and Records.  Upon termination or expiration of this Agreement, Accounts Owner shall transfer to CCRT all Books and Records relating to the Accounts and Receivables and each Party shall return all property belonging to the other Parties which is in its possession or control at the time of termination and shall discontinue the use of and return to the other Parties, or at the request of the other Parties destroy, all written and printed materials bearing the other Parties’ name and logo.

(c)                                  Accounts Owner Purchase and Third Party Sale Rights.  In the event CCRT defaults in its obligation to purchase the Accounts pursuant to Section 14.06(a)(ii) and CCRT’s Letter of Credit becomes exhausted, Accounts Owner (without limiting any other remedy it may have) may elect to retain the Accounts, in which case Accounts Owner shall so notify CCRT and may repurchase from CCRT its interest in any Receivables, for a total price equal to one hundred percent (100%) of the Receivables owned by CCRT on the purchase date, or the Parties may mutually agree to sell the Accounts and Receivables to an unrelated purchaser, in which case any premium received on the sale of the Accounts shall be payable in full to CCRT, less any fees due to Accounts Owner under this Agreement and any reasonable and actually incurred expenses incurred by Accounts Owner in connection with the sale of the Accounts.

(d)                                 Segregation of Sold Accounts.  From and after the date of the purchase by CCRT of the Accounts, Accounts Owner agrees to (i) segregate, specially mark, and otherwise appropriately identify all Accounts purchased by CCRT as belonging to CCRT and (ii) to execute and deliver to CCRT such additional documents and instruments and to take such action, all without further consideration, as CCRT shall reasonably request to effectuate the giving, granting, bargaining, sale, conveyance, setting over, delivery, transfer, confirmation and assignment provided for therein, including such Uniform Commercial Code financing statement as may be requested by CCRT.  CCRT agrees to reimburse Accounts Owner for those reasonable and customary outside legal fees actually incurred related to the purchase if the purchase is by CCRT or an Affiliate of CCRT.  CCRT agrees to reimburse Accounts Owner for those reasonable and customary outside legal fees actually incurred relating to a purchase by an entity that is not CCRT or an Affiliate of CCRT.

(e)                                  Further Assurances.  Accounts Owner shall (i) give such further assurances to CCRT and shall execute, acknowledge and deliver all such acknowledgments, assignments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively vest in CCRT the full legal and equitable title to all Accounts and Receivables purchased by CCRT and (ii) make reasonable efforts to assist CCRT in the orderly transition of the operations being acquired by CCRT, including sending to CCRT any payments on Accounts which may be received by Accounts Owner after its purchase of Accounts.  Accounts Owner agrees to work with CCRT’s personnel to assure a smooth transition of the Accounts and continuity of operations with respect to the Accounts.

[END OF ARTICLE XIV]

ARTICLE XV
INDEMNIFICATION; LIMITATIONS ON RECOURSE

Section 15.01.                                               CCRT and CAC Indemnification Obligations

(a)                                  General Indemnification Obligations.  CCRT and CAC, jointly and severally shall indemnify and hold harmless Accounts Owner and its respective directors officers, employees, agents and affiliates and permitted assigns from and against any all Losses arising out of (i) any failure of CCRT or CAC to comply with any of the terms and conditions of this Agreement, (ii) any inaccuracy of a representation or warranty made by CCRT or CAC herein, or (iii)  any infringement or alleged infringement of any of the CompuCredit Marks or CAC Marks, or the use thereof hereunder, on the rights of any third party.

(b)                                 Additional Indemnification Obligations.  Notwithstanding any provision in this Agreement or the Related Agreements to the contrary, CCRT and CAC hereby jointly and severally agree to indemnify and hold harmless Synovus, its Affiliates and each of their successors, assigns, officers, directors, employees and agents (collectively, the “Indemnified Accounts Owner Parties”), from and against any and all liabilities, losses, claims, damages, judgments, awards, interest, penalties, punitive damages, fines, amounts paid in settlement, costs and expenses of any kind, including attorneys and expert witness fees, court costs and other expenses of litigation (any such liability, loss, claim, damages, judgment, award, interest, penalty, punitive damages, fine, amount paid in settlement, cost or expense, a “Covered Loss”), arising directly or indirectly out of (i) any past, present or future failure or alleged failure of any of the Materials, procedures or matters referred to Section 4.02, heretofore or hereafter used in connection with the Program, or otherwise in connection with the activities pursuant to or contemplated by the Original Affinity Agreement, the Original Facilities Agreement, and this Agreement, to comply with any applicable Requirements of Law or Operating Rules, (excluding however, the Synovus Share which, to the extent hereinafter set forth, Synovus shall itself bear) or (ii) the violation of any Non-Program Prohibition.

Section 15.02.                                               Scope of Liability.

(a)                                  Joint and Several Liability.  Accounts Owner, CCRT and CAC agree that CCRT and CAC shall be jointly and severally liable for all obligations of CCRT, or CAC, or both, under this Agreement, regardless of whether such obligations are referred to as the obligations of CCRT or of CAC, or of both such corporations.  Notwithstanding any contrary provision in this Agreement, CCRT and CAC shall have no indemnity obligations pursuant to this Article XV to the extent that (i) any Covered Loss directly and solely arises from Accounts Owner’s written direction to CCRT and CAC that CCRT or CAC take, or refrain from taking, any action, (ii) CCRT or CAC notifies Accounts Owner in writing within ten (10) Business Days from receipt of the written direction from Accounts Owner that it believes that such direction violates Requirements of Law or Operating Rules, and (iii) any liability for a Covered Loss arises from the violation of the specific Requirements of Law or Operating Rules cited by CCRT or CAC in its written objection to Accounts Owner.

(b)                                 CCRT’s Liability Obligations.  CCRT’s obligations under this Agreement shall:

(i)                                     be unlimited, (subject only to the provisions hereof relating to the Synovus Share);

(ii)                                  apply irrespective of whether Accounts Owner is held or alleged to have caused, committed, or been solely or contributorily negligent or otherwise engaged in actions or omissions which contributed to, the failure to comply;

(iii)                               survive the expiration or termination of this Agreement and any Related Agreement and any other agreement to which any of the Parties may be party;

(iv)                              be in addition to, and not in limitation of, any other indemnities in favor of any of the Indemnified Accounts Owner Parties and shall not be subject to any limitations, exclusions or defenses as may apply to any such other indemnities in favor of any of the Indemnified Accounts Owner Parties;

(v)                                 apply notwithstanding any representation, warranty, indemnity or other agreement relating to compliance as may have been given by Accounts Owner in any Related Agreement (including any Related Securitization Agreement) to which Accounts Owner may be party and, to the extent any such representation, warranty, indemnity or other agreement is given effect, either in whole or in part such that Accounts Owner is held or alleged to be liable with respect to any matter of noncompliance or alleged noncompliance for which CCRT is obligated to provide indemnification under this Agreement, the indemnification provided for in this Agreement shall take precedence and shall apply such that CCRT shall indemnify and hold harmless Synovus and the other Indemnified Accounts Owner Parties from and against (in addition to other matters covered by this Agreement) any amounts for which Accounts Owner is held or alleged to be liable under any such Accounts Owner representation, warranty, indemnity or other agreement (irrespective of whether such Accounts Owner representation, warranty, indemnity or other agreement is construed to run in favor of CCRT, or either of their assigns, or any third party beneficiary of any such Accounts Owner representation, warranty, indemnity or other agreement, or any other Person); and

(vi)                              apply notwithstanding any review or approval by Accounts Owner or its counsel of any such Materials, procedures or matters involved in the failure or alleged failure to comply, unless (A) such liability directly and solely arises from Accounts Owner’s written direction to CCRT and CAC that CCRT or CAC take, or refrain from taking, any action, (ii) CCRT or CAC notifies Accounts Owner in writing within ten (10) Business Days from receipt of the written direction from Accounts Owner that it believes that such direction violates Requirements of Law or Operating Rules, and (iii) such liability arises from the violation of the specific Requirements of Law or Operating Rules cited by CCRT or CAC in its written objection to Accounts Owner.

(c)                                  Synovus Share.  Synovus shall remain responsible for an amount not to exceed two million dollars ($2,000,000.00) in the aggregate (“Synovus Share”), of the total of amounts awarded or paid from time to time to claimants under final judgments (excluding amounts awarded as counsel fees) and final settlements (excluding amounts included for counsel fees) (each, a “Net Final Judgment” and “Net Final Settlement,” respectively) which would otherwise be the subject of CCRT’s indemnification obligations to the Indemnified Accounts Owner Parties pursuant to Section 15.01(b).  The Synovus Share shall be ten percent (10%) of each Net Final Judgment and Net Final Settlement from time to time indemnified by CCRT pursuant to this Agreement; provided, however, that the Synovus Share shall be limited to a cumulative total of two million dollars ($2,000,000.00) in the aggregate for all judgments and settlements as may occur from time to time over the life of this indemnity; and, provided, further, that the Synovus Share shall not apply with respect to any of CCRT’s indemnification obligation arising out of or relating to any violation of any Non-Program Prohibition.

(d)                                 Prompt Payment.  Amounts owing by CCRT under this Agreement shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability.

(e)                                  Defense Costs.  All defense costs in connection with any matter to which the indemnification of this Agreement relates, including counsel fees and expenses, shall be borne entirely by CCRT.  Defense counsel shall be selected by mutual agreement of Synovus and CCRT, and shall have an attorney-client relationship to both Synovus and CCRT.  Synovus retains the right to employ separate counsel of its own, at Synovus’ expense, who shall be entitled to participate in such defense.

(f)                                    Severability.  If any portion of the indemnification provided for herein is held void or unenforceable for reasons of public policy or otherwise, then the remaining portion thereof shall be construed as severable from the void portion and shall be given the maximum effect  possible.

(g)                                 Synovus Covered Loss.  The Parties recognize, acknowledge, and agree that, for purposes of this Agreement, a Covered Loss of Accounts Owner shall be deemed a Covered Loss, in like amount, of Synovus, for which Synovus shall be entitled to indemnification in accordance with this Agreement, irrespective of whether the indemnification hereunder of Accounts Owner in respect of such Covered Loss is for any reason held to be void or unenforceable against CCRT in whole or in part; provided, however, that CCRT shall not be obligated to indemnify both Accounts Owner and Synovus in respect of the same Covered Loss.

(h)                                 Obligation Absolute.  The obligations of CCRT under this Section 15.02 are absolute, irrevocable and unconditional under any and all circumstances.  CCRT irrevocably and unconditionally agrees, to the fullest extent permitted by law, to waive any defense or setoff to its obligations hereunder.

Section 15.03.                                               Accounts Owner’s Indemnification Obligations.  Except to the extent of: (a) any Losses which arise from the direct acts or omissions of CCRT or CAC, (b) any Covered Losses under Section 15.01(b) and (c) any CCRT liability obligations under Section 15.02(b), Accounts Owner shall be liable to and shall indemnify and hold harmless CCRT and CAC and their respective officers, directors, employees, agents and Affiliates, from and against any Losses arising out of (i) the failure of Accounts Owner to comply with any of the terms and conditions of this Agreement, (ii) the inaccuracy of any representation or warranty made by Accounts Owner herein, (iii) any infringement or alleged infringement of any of the CB&T Marks, or the use thereof hereunder, on the rights of any third party, or (iv) any losses resulting from a failure of Accounts Owner to comply, in respect of its obligations in connection with the Program hereunder, with any applicable Requirements of Law and Operating Rules whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of Accounts Owner hereunder.

Section 15.04.                                               Indemnification Procedures.

(a)                                  Notice of Claims.  The Parties agree that in case any claim is made or any suit or action is commenced by any party that is not a party to this Agreement or an Affiliate thereof with respect to Losses that may give rise to a right of indemnification (a “Third Party Claim”), or any knowledge is received of a state of facts which, if not corrected, may give rise to a right of indemnification, for such party hereunder (“Indemnified Party”) from the other party (“Indemnifying Party”), the Indemnified Party shall give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of notice or knowledge of such claim, suit, action or state of facts.  Notice to the Indemnifying Party under the preceding sentence shall be given no later than fifteen (15) days after receipt by the Indemnified Party of service of process in the event a suit or action has commenced or thirty (30) days under all other circumstances.  The failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is prejudiced by such failure.  Such notice shall describe in reasonable detail the issue that has or may result in indemnification pursuant to Section 15.01 or 15.03.  The Indemnified Party shall (i) provide to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to any Third Party Claim that are not separately addressed to the Indemnifying Party and (ii) make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all Books and Records of the Indemnified Party relating to any Third Party Claim or other claim for indemnification, and each Party shall render to the other such assistance as it may reasonably require of the other Parties in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(b)                                 Right to Defend.  The Indemnifying Party shall have the right to defend, compromise and settle any Third Party Claim in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith.  The Indemnifying Party shall notify the Indemnified Party within ten (10) Business Days of having received written notice pursuant to this Section 15.04 of the Third Party Claim whether the Indemnifying Party elects to assume the defense of any such Third Party Claim and employ counsel; provided; however, that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion.  The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action prior to or promptly after electing to assume the defense thereof, or (iii) in the reasonable judgment of counsel to the Indemnified Party, as evidenced in writing, there is a reasonable basis for a possible conflict of interest between the Indemnified Party and the Indemnifying Party or there are defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events said reasonable fees and expenses shall be borne by the Indemnifying Party.

(c)                                  Settlement of Claims.  The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party (without the consent of the Indemnifying Party) in respect of which indemnification payments may be sought from the Indemnifying Party hereunder; provided, however, that the Indemnifying Party shall have no liability in respect of such settled or compromised claim, suit or action; and provided further, that the Indemnifying Party shall not compromise or settle any claim, suit or proceeding which seeks any non-monetary relief without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.  Except to the extent provided in the preceding sentence, the Indemnified Party may not settle or compromise any claim, suit or action against the Indemnified Party without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

Section 15.05.                                               Subrogation.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Article XV. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against such other Persons.

[END OF ARTICLE XV]

ARTICLE XVI
DISPUTE RESOLUTION

Section 16.01.                                               Dispute Resolution.  The Parties agree that it is their desire to use their best efforts to resolve amicably any and all disputes or disagreements that may arise between them with respect to the interpretation of any provision of this Agreement or with respect to the performance by the parties under this Agreement, in order to avoid an early termination of this Agreement.  Toward that end, the Parties agree that in the event any dispute or disagreement arises that cannot be resolved at the operating level by the employees of each Party having direct responsibility for the performance or operating function in question, each of Accounts Owner and CCRT shall promptly appoint a designated officer to meet for the purpose of endeavoring to resolve such dispute or negotiate an adjustment to such provision.  Subject to Section 16.02, any disputes that, if not resolved, may lead to an allegation by one party that an Event of Default has occurred by the other Party shall be referred to the Chief Financial Officer of Accounts Owner and the Chief Financial Officer of CCRT, who shall confer and diligently attempt to find reasonable methods of correcting the condition giving rise to the anticipated Event of Default or other dispute.  No legal proceedings for the resolution of any such dispute may be commenced or notice of termination of this Agreement may be served until such Chief Financial Officers have so conferred, and until either Accounts Owner or CCRT concludes, in good faith, that amicable resolution through continued negotiation of the matter at issue does not appear likely and the disputing Party provides written notice of same to the other Parties.

Section 16.02.                                               Exclusions.  The provisions of Section 16.01 shall not apply with respect to:

(a)                                  any Event of Default other than a Performance Default;

(b)                                 any matter within the scope of Section 3.08 relating to Regulatory Criticism;

(c)                                  any matter within the scope of Section 4.07 relating to remedies for failures to meet Service Level Standards;

(d)                                 any event set forth in Section 14.05(e) with respect to certain matters occurring during the Wind Down Period; and

(e)                                  any matter within the scope of Section 4.13 relating to any Non-Program Prohibition or Non-Program Violation Notice violation.

[END OF ARTICLE XVI]

ARTICLE XVII
MISCELLANEOUS

Section 17.01.                                               Entire Agreement.  This Agreement, together with the Exhibits and Schedules constitutes the entire agreement by the Parties and supersedes any other agreement, whether written or oral, that may have been made or entered into between or among the Parties relating to the matters contemplated hereby.

Section 17.02.                                               Amendments and Waivers.  This Agreement may be amended, amended and restated, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.  In the course of the planning and coordination of this Agreement, written documents have been exchanged between the parties.  Such written documents shall not be deemed to amend or supplement this Agreement.  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any Party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any other condition or of any breach of any other term, representation, warranty or covenant under this Agreement.

Section 17.03.                                               Assignment.  This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and theirs respective successors and assigns, and no other Person shall acquire or have any right under or by virtue of this Agreement.  Except as otherwise provided herein, this Agreement shall not be assigned by a Party, except to a wholly-owning parent or to a wholly-owned subsidiary of such assigning Party’s wholly-owning parent without the written consent of the other Parties, which consent shall not unreasonably be withheld or delayed, and any such permitted assignment shall terminate when such assignee is no longer a wholly-owning parent of such party or a wholly-owned subsidiary of such Party’s wholly-owning Parent.  Notwithstanding any contrary provision in this Agreement, nothing contained herein shall restrict any assignment rights a Receivables Purchaser may have under any Related Securitization Agreement.

Section 17.04.                                               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA  WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

Section 17.05.                                               Notices.  All demands, notices, requests and approvals required by this Agreement shall (a) be in writing, (b) be addressed to the Parties as indicated below unless notified in writing of a change in address, and (c) be deemed to have been duly given either when personally delivered or, if sent by mail, in which event it shall be sent postage prepaid, upon delivery thereof, or, if sent by telegraph, telex, facsimile (with oral confirmation of receipt), electronic mail, or nationally recognized overnight delivery, upon delivery thereof.  The addresses of the parties are as follows:

If to Accounts Owner:	Columbus Bank and Trust Company
1148 Broadway
Columbus, Georgia 31901
Attn: James R. Farrar, Risk Management
Fax Number: (706) 649-2001

With a copy (which copy shall
not constitute notice) to:	Synovus Financial Corp.
Synovus Centre
1111 Bay Avenue, Suite 501
Columbus, GA 31909
Attn: Michael D. Smith
Fax Number: (706) 649-1957

If to CCRT:	CompuCredit Corporation
245 Perimeter Center Parkway Center Drive
Suite 600
Atlanta, GA 30346
Attn: General Counsel
Fax Number: (770) 206-6187

If to CAC:	CompuCredit Acquisition Corporation
101 Convention Center Drive
Suite 850-15B
Las Vegas, NV 89109
Attn: Chief Financial Officer
Fax Number: (702) 598-3651

Section 17.06.                                               Severability.  If any  provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any Requirements of Law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

Section 17.07.                                               Relationship of the Parties.  The Parties agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors.  This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint venturers or any association for profit between and among Accounts Owner, CCRT, and CAC.

Section 17.08.                                               Press Releases and Inquiries.  Except as may be required by Requirements of Law, Operating Rules or any stock exchange, none of Accounts Owner, CCRT, or CAC, nor their respective parents or Affiliates, shall issue a press release or make public announcement or any disclosure to any third party related to the terms of this Agreement without the prior consent of the other Parties, which consent shall not be unreasonably withheld or delayed.  Upon receipt of any press inquiry (including any inquiry that may reasonably be expected to be posted on any Website “blog”) concerning the Program or role of the Parties in the Program, the Party receiving such inquiry shall promptly notify the other Parties and, to the extent practicable, consult with the other parties prior to providing any response to such inquiry.

Section 17.09.                                               Requirements of Law.  Nothing in this Agreement shall be construed as requiring the Parties to take any action or omit to take any action in violation of any Requirements of Law, including Title V of the GLBA and its implementing regulations, or any Cardholder Agreements.

Section 17.10.                                               Construction.  Each Party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

Section 17.11.                                               Survival.  The provisions of Sections 4.02, 8.01(a), 8.01(f), 14.05(e) and Articles I; VII; X; XV; and XVII shall survive the termination or expiration of this Agreement.

Section 17.12.                                               Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement, but in making proof hereof it shall not be necessary to exhibit more than one.

[END OF ARTICLE XVII]

IN WITNESS WHEREOF, Accounts Owner, CCRT and CAC have caused this Accounts Ownership and Administration Agreement to be duly executed by their respective officers as of the day and year first above written.

COLUMBUS BANK AND TRUST COMPANY
		By:	/s/ James R. Farrar
Name: James R. Farar
Title: SVP, Secretary

COMPUCREDIT CORPORATION
		By:	/s/ Richard W. Gilbert
Name: Richard W. Gilbert
Title: Chief Operating Officer

COMPUCREDIT ACQUISITION CORPORATION
		By:	/s/ Joshua C. Miller
Name: Joshua C. Miller
Title: Assistant Secretary

SYNOVUS FINANCIAL CORP.,
Solely for purposes of Section 15.02(c), Section 15.02(e),
Section 15.02(g) and Section 15.02(h)

By:	/s/ Mark G. Holladay
Name: Mark G. Holladay
Title: EVP, Chief Credit Officer

AMENDED AFFINITY AGREEMENT EXHIBITS

A.                                   Related Securitization Agreements

B.                                     Compliance Plan

C.                                     Credit Criteria

D.                                    Service Level Standards; Remediation Level; Termination Level

E.                                      Business Continuity and Recovery Standards

F.                                      Form of Letter of Credit

G.                                     CB&T Marks

H.                                    Program Related Fees

I.                                         Debt Waiver Program Terms and States

J.                                        CCRT Authorization Letter

K.                                    Originated Accounts

1

Section 3.12.	Compliance Counsel	16
Section 3.13.	Non-exclusive Arrangement	16
Section 3.14.	Charged-Off Accounts	16
Section 3.15.	[Reserved]	17
Section 3.16.	Debt Waiver Program Offering	17
(a)	Establishment of Debt Waiver Program	17
(b)	Administrator	17
Section 3.17.	Transfer of Accounts to a Third Party	18
Section 3.18.	Credit Card Association Compliance	18

ARTICLE IV	CCRT RIGHTS & OBLIGATIONS	19
Section 4.01.	Solicitation of New Accounts	19
Section 4.02.	Compliance with Applicable Requirements of Law	19
(a)	CCRT Compliance	19
(b)	Survival of Obligations	20
Section 4.03.	Compliance Plan	20
Section 4.04.	Settlement and Status Reports	20
Section 4.05.	Service Level Standards	20
(a)	Service Level Standards	20
(b)	Changes to Service Level Standards	20
(c)	Notice of Non-Conformance	21
(d)	Monthly Service Level Standards Reports	21
Section 4.06.	Customer Experience	21
Section 4.07.	Action Plan and Dispute Resolution.	21
(a)	Formal Action Plan	21
(b)	Resolution Period	22
(c)	Compliance Fee Payment	22
(d)	Arbitration	22
(e)	Remedies Cumulative	22
Section 4.08.	Website Linkage Approval	23
Section 4.09.	CCRT Business Plans	23

2

Section 4.10.	Business Continuity and Recovery Standards	23
Section 4.11.	Inspections	23
Section 4.12.	Removal of Services.	23
(a)	Removed Service	23
(b)	Transition of Services	24
Section 4.13.	Non-Program Prohibitions	24
(a)	General Prohibition	24
(b)	Notice Requirements	26
(c)	Liquidated Damages for Violation of Non-Program Prohibitions	27
(d)	Prohibiting New Accounts and Offers	28
(e)	Accounts Owner Corrective Action	28
(f)	Termination of Agreement	28
(g)	Intentional Violations	29
(h)	Liquidated Damages Payment and Letter of Credit Draw	29
(i)	Acknowledgement of Reasonableness of Liquidated Damages	29
(j)	Remedies Cumulative	29
(k)	Equitable Relief	29
Section 4.14.	Subcontracting and Access Rights	30
(a)	Subcontracting	30
(b)	Accounts Owner Information Rights	30
(c)	Accounts Owner Step In Rights	30
Section 4.15.	Credit Card Association Compliance	30

ARTICLE V	RECEIVABLES PURCHASER RIGHTS & OBLIGATIONS	31
Section 5.01.	Receivables Purchaser Obligations.	31
(a)	Purchase of Receivables.	31
(b)	Settlement Procedures.	31
(c)	Dispute and Letter of Credit Draw	32
(d)	Account Ownership	33
(e)	Additional Documentation	33
(f)	Full Purchase Price	33

3

Section 5.02.	Regulatory Inspections	34

ARTICLE VI	FINANCIAL PROVISIONS	35
Section 6.01.	Deposit	35
Section 6.02.	Letter of Credit	35
Section 6.03.	Debt Waiver Program Fee	35
Section 6.04.	Other Fees	35
Section 6.05.	Interest on Late Payments	35
Section 6.06.	Payments After Termination	35
Section 6.07.	Non-Credit Revenue on Accounts.	36
(a)	Benefits	36
(b)	Solicitation	36
(c)	Inserts	36
(d)	Income	36
Section 6.08.	Rebates and Fees	36
Section 6.09.	State Tax Assessments	36

ARTICLE VII	REPRESENTATIONS & WARRANTIES	37
Section 7.01.	Representations and Warranties of Accounts Owner	37
(a)	Organization	37
(b)	FDIC Membership	37
(c)	Capacity; Authority; Validity	37
(d)	Conflicts; Defaults	37
(e)	Consents	37
(f)	Litigation	38
(g)	Insolvency	38
(h)	Compliance with Laws and Operating Rules	38
(i)	Accuracy of Representations and Warranties	38
Section 7.02.	Representations and Warranties of CCRT	38
(a)	Organization	38
(b)	Capacity; Authority; Validity	38
(c)	Conflicts; Defaults	39

4

(d)	Consents	39
(e)	Litigation	39
(f)	Compliance with Laws and Operating Rules	40
(g)	Maintenance of Accounts	40
(h)	Business Continuity and Recovery Standards	40
(i)	CompuCredit Marks	40
(j)	Accuracy of Representations and Warranties	40
Section 7.03.	Representations and Warranties of CAC	40
(a)	Organization	40
(b)	Capacity, Authority, Validity	40
(c)	Conflicts; Defaults	40
(d)	Consents	41
(e)	Litigation	41
(f)	Compliance with Laws and Operating Rules	41
(g)	Maintenance of Accounts	41
(h)	Accuracy of Representations and Warranties	41

ARTICLE VIII	COVENANTS	42
Section 8.01.	Mutual Covenants and Agreements	42
(a)	Cooperation	42
(b)	Other Required Information	42
(c)	Miscellaneous Agreements	42
(d)	Preserve Accuracy of Representations and Warranties	42
(e)	Notice of Material Developments	42
(f)	Recordkeeping	43
Section 8.02.	Covenants of Accounts Owner	43
(a)	Corporate Existence, Etc	43
(b)	Preservation of Accounts	43
(c)	Sale of Accounts	43
(d)	Adverse Action	43
(e)	Credit Criteria	44

5

(f)	Insolvency	44
(g)	Official Records	44
(h)	Obligations	44
(i)	Other rights of CCRT	44
(j)	Compliance with Law	44
Section 8.03.	Covenants of CCRT	44
(a)	Obligations	44
(b)	Compliance with Law	44
(c)	Other Rights of Accounts Owner	45
Section 8.04.	Covenants of CAC	45
(a)	Obligations	45
(b)	Compliance with Law	45
(c)	Other Rights of Accounts Owner	45

ARTICLE IX	INTELLECTUAL PROPERTY	46
Section 9.01.	Use of Accounts Owner’s Name and Trademarks	46
(a)	Accounts Owner License Grant	46
(b)	Rights Reserved by Accounts Owner	46
Section 9.02.	Use of CCRT’s Name and Trademarks	46
(a)	CCRT License Grant	46
(b)	Rights Reserved by CCRT	46

ARTICLE X	CONFIDENTIALITY	48
Section 10.01.	General Confidentiality	48
(a)	Confidential Information	48
(b)	Exclusions	48
(c)	Permissible Tax Disclosures	48
(d)	Agreement Terms	49
(e)	Cardholder Nonpublic Personal Information	49
(f)	Intellectual Property	49
(g)	Disclosure to SEC	49
Section 10.02.	Duties of Receiving Party	49

6

7

(a)	Term	58
(b)	Initial Term	58
(c)	Renewals	58
Section 14.02.	General Termination Rights	58
Section 14.03.	Accounts Owner Termination Rights	58
Section 14.04.	Ownership of a Bank by CCRT	59
Section 14.05.	Wind Down Period	59
(a)	General Obligations	59
(b)	Conversion Plan	59
(c)	Ongoing Obligations	59
(d)	Reimbursement Obligations	59
(e)	Duties After Termination	59
Section 14.06.	CCRT Purchase of Accounts.	60
(a)	Purchase and Put Rights	60
(b)	Books and Records	60
(c)	Accounts Owner Purchase and Third Party Sale Rights	60
(d)	Segregation of Sold Accounts	61
(e)	Further Assurances	61

ARTICLE XV	INDEMNIFICATION; LIMITATIONS ON RECOURSE	62
Section 15.01.	CCRT and CAC Indemnification Obligations	62
(a)	General Indemnification Obligations	62
(b)	Additional Indemnification Obligations	62
Section 15.02.	Scope of Liability	62
(a)	Joint and Several Liability	62
(b)	CCRT’s Liability Obligations	63
(c)	Synovus Share	63
(d)	Prompt Payment	64
(e)	Defense Costs	64
(f)	Severability	64
(g)	Synovus Covered Loss	64

8

9